Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
DBM GLOBAL INC.,
DBM MERGER SUB, INC.,
CB-HORN HOLDINGS, INC.,
AND
CHARLESBANK EQUITY FUND VI, LIMITED PARTNERSHIP,
AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of October 10, 2018

-i-

EXHIBITS
Exhibit A    Form of Change of Control Bonus Recipient Letter
Exhibit B    Form of Escrow Agreement
Exhibit C    [Reserved.]
Exhibit D    Form of Stockholder Written Consent
Exhibit E    Form of Certificate of Merger
Exhibit F    Transition Services Agreement Term Sheet

ANNEXES
Annex 1    Company Accounting Policies
Annex 2    Form of Closing Indebtedness Annex
Annex 3    Form of Transaction Expenses Annex
Annex 4    Form of Change of Control Bonus Annex
Annex 5    Repaid Closing Indebtedness

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 10, 2018, by and among DBM Global Inc., a Delaware corporation (“Buyer”), DBM Merger Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of Buyer (“Merger Sub”), CB-Horn Holdings, Inc., a Delaware corporation (the “Company”), and Charlesbank Equity Fund VI, Limited Partnership, a Massachusetts limited partnership, solely in its capacity as representative for the Company’s securityholders (the “Stockholders’ Representative”).

INTRODUCTION
The respective Boards of Directors of each of Buyer, Merger Sub and the Company have (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), upon the terms and subject to the conditions of this Agreement, and (ii) approved this Agreement.
In order to induce Buyer and Merger Sub to enter into this Agreement, simultaneously with the execution of this Agreement the Significant Stockholders (as defined below) have each executed and delivered to Buyer a Support Agreement (as defined below).
In order to induce the Company and the Stockholders’ Representative to enter into this Agreement, simultaneously with the execution of this Agreement, HC2 Holdings, Inc. (the “Guarantor”) is entering into a limited guaranty in favor of the Company, pursuant to which the Guarantor is guaranteeing certain obligations of Buyer and Merger Sub in connection with this Agreement.
It is the intent of the parties hereto that the Repaid Closing Indebtedness (as defined below) will be paid on the Closing Date (as defined below) immediately following, and not before, the consummation of the Merger.
Certain capitalized terms have the meanings set forth in Section 1.1.
In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Defined Terms
ARTICLE I
DEFINED TERMS; INTERPRETATION
SECTION 1.1    Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:
“280G Approval” has the meaning specified in Section 6.7.
“Acquisition Transaction” has the meaning specified in Section 6.13.
“Adjusted Closing Indebtedness” has the meaning specified in Section 3.3(a).
“Adjustment Amount” has the meaning specified in Section 3.3(d).
“Adjustment Fund” has the meaning specified in Section 3.8(b).
“Adjustment Release Amount” has the meaning specified in Section 3.8(b).
“Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.
“Agents’ Fees” has the meaning specified in Section 6.10.
“Aggregate Change of Control Bonus Distribution” means the aggregate payments to which the Change of Control Bonus Recipients are entitled pursuant to the Change of Control Bonus Agreements.
“Aggregate Merger Consideration” means the Enterprise Value, plus (i) the sum of (A) if the Estimated Net Working Capital is greater than the Target Net Working Capital, the amount of the difference thereof, (B) the Estimated Cash and (C) the Estimated Severance Amount; minus (ii) the sum of (T) the NewCo LLC Amount (U) the Closing Aggregate Change of Control Bonus Distribution, (V) if the Estimated Net Working Capital is less than the Target Net Working Capital, the absolute amount of the difference thereof, (W) the Estimated Closing Indebtedness, (X) the Estimated Transaction Expenses, (Y) the Escrow Amount, and (Z) the Stockholders’ Expense Amount. Following the (x) determination of the Adjustment Amount pursuant to Section 3.3, (y) payment in respect of any Tax refunds pursuant to Section 7.3 or (z) release of any portion of the Escrow Amount pursuant to Section 3.8, Article IX or the Escrow Agreement, or other payment in respect of indemnification pursuant to Article IX, or release of any portion of the Stockholders’ Expense Amount pursuant to Section 3.9, the Aggregate Merger Consideration shall reflect such finally determined amounts, payments or releases.
“Agreement” has the meaning specified in the Preamble.
“Assessment” has meaning specific in Section 9.10(a).

“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.
“Buyer” has the meaning specified in the Preamble.
“Buyer Indemnified Party” has the meaning specified in Section 9.1.
“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby in accordance with the terms hereof.
“Buyer Parties” has the meaning specified in Section 11.5(b).
“Capital Structure Certificate” means a certificate executed by an officer of the Company setting forth (i) the amount of Aggregate Merger Consideration to be paid at Closing determined on the basis of the estimated amounts provided pursuant to Section 3.2; (ii) the ownership by class of Common Shares, Preferred Shares and Company Options that are outstanding immediately prior to the Effective Time; and (iii) with respect each Preferred Stockholder, (A) the name and address of such holder, (B) the number of shares of Preferred Stock held by such Preferred Stockholder and the respective certificate numbers, (C) the portion of the Aggregate Merger Consideration such Preferred Stockholder is entitled to receive pursuant Section 3.1(c)(i) without taking into account any adjustments made pursuant to Section 3.3 or releases made pursuant to Section 3.8 or Section 3.9 (on a certificate-by-certificate basis and in the aggregate), and (D) if applicable, the Pro Rata Portion of such Preferred Stockholder.
“Cash” shall mean the consolidated cash and cash equivalents of the Company and its Subsidiaries computed as of the applicable date and in accordance with the Company Accounting Policies, other than (a) cash or cash equivalents held outside the United States that would be subject to taxation or limitation in the event such cash or cash equivalents are transferred into the United States and (b) cash or cash equivalents restricted from use except for a contractually specified purpose or used as collateral for, or otherwise to provide credit support for, any liabilities of any Person under any letter of credit or other similar agreement or instrument.
“Certificate of Merger” has the meaning specified in Section 2.2.
“Certificates” has the meaning specified in Section 3.5(a).
“Change of Control Bonus Agreement” means a change of control bonus agreement under the Change of Control Bonus Plan listed on Section 1.1(a) of the Disclosure Schedule.
“Change of Control Bonus Plan” means the CB-Horn Holdings, Inc. Change of Control Bonus Plan, effective as of May 21, 2015, as amended.
“Change of Control Bonus Recipient” means each individual who is party to a Change of Control Bonus Agreement, all of whom are listed on Section 1.1(a) of the Disclosure Schedule.

“Charlesbank” means Charlesbank Capital Partners, LLC and its affiliated funds and investment vehicles.
“Closing” has the meaning specified in Section 2.2.
“Closing Aggregate Change of Control Bonus Distribution” means an amount equal to the Aggregate Change of Control Bonus Distribution reduced by those portions of the Adjustment Fund, Indemnification Fund and Stockholders’ Expense Amount attributable to Change of Control Bonus Recipients, as set forth on the Change of Control Bonus Annex.
“Closing Cash” has the meaning specified in Section 3.3(a).
“Closing Date” has the meaning specified in Section 2.2.
“Closing Indebtedness” means the sum of all outstanding Indebtedness, in each case as such amounts are outstanding as of the Closing Date, plus (i) any premium, fee or penalty paid or payable in connection with the repayment of the Indebtedness incurred and unpaid at or before the Closing and relate to that portion, if any, of the Indebtedness that is repaid at the Closing (the amounts described in this clause (i), collectively, the “Defeasance Costs”), and (ii) all fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the repayment of the Indebtedness incurred and unpaid at or before the Closing and relate to that portion, if any, of the Indebtedness that is repaid at the Closing, including any fees and expenses of Persons providing services to the Company or any of its Subsidiaries in respect of such repayment, including the Company’s legal counsel, and fees, costs and expenses of the administrative agent and lenders and their legal counsel that the Company or any of its Subsidiaries is obligated to pay or reimburse pursuant to the terms of the agreements providing for such repayment (the amounts described in this clause (ii), collectively, the “Debt Repayment Expenses”). Notwithstanding the foregoing, “Closing Indebtedness” excludes (X) any Transaction Expenses, (Y) any intercompany obligations between or among the Company or any of its Subsidiaries and (Z) any Current Liabilities included in Net Working Capital.
“Closing Indebtedness Annex” has the meaning specified in Section 3.7(a).
“Closing Net Working Capital” has the meaning specified in Section 3.3(a).
“Closing Statement” has the meaning specified in Section 3.3(a).
“Closing Transaction Expenses” has the meaning specified in Section 3.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” has the meaning specified in Section 5.6.
“Commitment Parties” has the meaning specified in Section 5.6.
“Common Share” means shares of Common Stock.

“Common Stock” means that class of shares designated as “Common Stock”, par value $0.01 per share, of the Company and having the rights, obligations, and restrictions associated therewith provided in the Company Charter, including shares of Restricted Stock.
“Common Stockholder” means any holder of record of Common Shares immediately prior to the Effective Time.
“Company” has the meaning specified in the Preamble.
“Company Accounting Policies” means the accounting principles, practices, policies, procedures, classifications, estimation techniques, judgments and methodologies set forth on Annex 1 hereto.
“Company Charter” means the Certificate of Incorporation of the Company, effective as of April 26, 2007, as amended and restated and further amended.
“Company Equity Plan” means the Amended and Restated CB-Horn Holdings, Inc. Management Incentive Plan, as adopted and approved by the Board of Directors of the Company on September 10, 2013.
“Company Financial Statements” has the meaning specified in Section 4.5(a).
“Company Indemnified Parties” has the meaning specified in Section 6.6(a).
“Company Material Adverse Effect” means any event, circumstance, development, change or effect that has, or would reasonably be expected to have, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) any change, circumstance, event or effect resulting from any of the following: (A) the negotiation, execution, announcement or performance of this Agreement or any Transaction Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees, (B) changes in general economic, business or political conditions or the securities, credit or financial markets in general, (C) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in Laws, policies, mandates, guidelines or other requirements of any Governmental Entity across such industries, (D) any acts of terrorism or war, armed hostilities, natural disasters or other similar events, (E) changes in GAAP or the interpretation thereof, or (F) any violation or breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that delays the consummation of the Closing, except, in the case of the foregoing clauses (B), (C), or (D), to the extent such changes or developments referred to therein would reasonably be expected to have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company or its Subsidiaries operate, or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect); or (b) prevents or delays, or would be reasonably expected to prevent or delay, consummation of the transactions contemplated by this Agreement or the performance by the Company of any of its material obligations under this Agreement.
“Company Option” means the issued and outstanding options to purchase capital stock of the Company pursuant to the terms of the Company Equity Plan.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 10, 2018, between the Stockholders’ Representative and HC2 Holdings, Inc.
“Control” means the direct or indirect possession of the power to (i) direct or cause the direction of the management and policies of such Person and/or (ii) elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.
“Credit Agreements” mean, collectively, (a) the $90,000,000 term loan Credit Agreement, dated as of October 2, 2013, among GrayWolf Industrial, Inc. (f/k/a Horn Intermediate Holdings, Inc.), as borrower, the financial institutions from time to time party thereto as lenders, and Wilmington Trust, National Association, as administrative and collateral agent for the lenders, as amended; and (b) the $25,000,000 Revolving Credit Agreement, dated as of October 2, 2013, among GrayWolf Industrial, Inc. (f/k/a Horn Intermediate Holdings, Inc.), as borrower, the financial institutions from time to time party thereto as lenders, and PNC Bank, National Association, as administrative and collateral agent for the lenders, as amended.
“Current Assets” shall mean the total consolidated current assets of the Company and its Subsidiaries, as should be reflected as current assets on a consolidated balance sheet of the Company determined in accordance with the Company Accounting Policies.
“Current Liabilities” shall mean the total consolidated current liabilities of the Company and its Subsidiaries, as should be reflected as current liabilities on a consolidated balance sheet of the Company determined in accordance with the Company Accounting Policies.
“Debt Repayment Expenses” has the meaning specified in the definition of Closing Indebtedness in Section 1.1.
“Deductible” has the meaning specified in Section 9.4(a)(i).
“Defeasance Costs” has the meaning specified in the definition of Closing Indebtedness in Section 1.1.
“Determination Date” has the meaning specified in Section 3.3(c)(iii).
“DGCL” has the meaning specified in the Recitals.
“Disclosure Schedule” has the meaning specified in the first paragraph of Article IV.
“Disputed Amounts” has the meaning specified in Section 3.3(c).

“Dissenting Shares” has the meaning specified in Section 3.4.
“Divested Assets” has the meaning specified in Section 6.18.
“Divestiture” has the meaning specified in Section 6.18.
“Effective Time” has the meaning specified in Section 2.2.
“Enterprise Value” means an amount equal to $135,000,000.
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, natural resources and as otherwise defined under Environmental Laws.
“Environmental Claim” means any written third-party claim against the Company or its Subsidiaries alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, corrective action, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief but not the costs of suit or attorney’s fees) arising out of, based on or resulting from: (a) a Release at, on, under or migrating to or from any Real Property or arising from the operation of the business of the Company and its Subsidiaries; or (b) any actual or alleged non-compliance with any Environmental Laws with respect to the operation of the Company or its Subsidiaries or use of their respective assets or Real Property.
“Environmental Laws” means all applicable Laws relating to (a) pollution or protection of the Environment, or human health and safety solely as it relates to exposure to Hazardous Substances or (b) the generation, use, storage, handling, treatment, disposal, transportation, Release or threatened Release, including removal and remediation, of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
“ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.
“Escrow Agent” has the meaning specified in Section 3.8(a).
“Escrow Agreement” has the meaning specified in Section 3.8(a).
“Escrow Amount” means an amount equal to $6,175,000.
“Escrow Fund” has the meaning specified in Section 3.8.

“Estimated Cash” has the meaning specified in Section 3.2.
“Estimated Closing Indebtedness” has the meaning specified in Section 3.2.
“Estimated Net Working Capital” has the meaning specified in Section 3.2.
“Estimated Transaction Expenses” has the meaning specified in Section 3.2.
“Estimated Severance Amount” has the meaning specified in Section 3.2
“Financing” has the meaning specified in Section 5.6.
“Financing Sources” means the collective reference to each lender, agent, underwriter, commitment party (including the Commitment Party) and arranger of any Financing (including, without limitation, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof)), together with their respective former, current and future Affiliates, officers, directors, employees, members, managers, partners, controlling persons, advisors, attorneys, agents and representatives and their heirs, executors, successors and assigns.
“Fundamental Representations” means those representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Approvals), Section 4.3 (Capitalization; Equity Interests), Section 4.13 (Tax Matters), and Section 4.16 (Brokers).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Substance” means any substance, material or waste, whether solid, gaseous or liquid, that (a) is listed, regulated, defined, classified, or otherwise characterized under or pursuant to any Environmental Law as a “pollutant,” “toxic substance,” “hazardous waste,” “hazardous material,” “hazardous substance,” “contaminant”, or words of similar meaning or effect or (b) may pose a present or potential hazard to human health or the Environment when improperly handled, released, disposed of, treated, stored, transported, or otherwise managed; and shall include petroleum or petroleum-containing product or by-products, friable asbestos, and polychlorinated biphenyls.
“Indebtedness” means all principal, accrued and unpaid interest and other amounts owing by the Company or its Subsidiaries with respect to (i) the Credit Agreements, (ii) leases treated as capital leases in accordance with GAAP, (iii) all other indebtedness for borrowed money of the Company and its Subsidiaries, (iv) any indebtedness evidenced by a note, bond, debenture or other similar instrument, (v) any indebtedness created or arising under any conditional sale or other title retention agreement, (vi) earnouts or other similar deferred purchase price payment obligations and (vii) to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor, surety or otherwise, on the obligations of a third Person of the type referred to in clauses (i) through (vi) above. For the avoidance of doubt and notwithstanding the foregoing, undrawn obligations under surety bonds, performance bonds and similar bonds incurred in the business of the Company and its Subsidiaries shall not constitute Indebtedness.
“Indemnification Fund” has the meaning specified in Section 3.8(b).
“Indemnified Party” has the meaning specified in Section 9.3.
“Indemnifying Party” has the meaning specified in Section 9.3.
“Indemnity Termination Date” has the meaning specified in Section 9.5.
“Independent Accountant” has the meaning specified in Section 3.3(c)(ii).
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) registrations and applications for any of the foregoing, (v) trade secrets, confidential information, know-how and inventions, (vi) computer software (including, without limitation, source code, executable code, data, databases and related documentation) and (vii) all other intellectual property.
“Intentional Fraud” means a claim for Delaware common law fraud or a federal law fraud claim with a specific intent to deceive based on a representation in this Agreement. For the avoidance of doubt, “Intentional Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.
“knowledge of the Company” or “to the Company’s knowledge” or similar words means, following reasonable inquiry of their direct reports, the actual knowledge of the individuals listed in Section 1.1(b) of the Disclosure Schedule.
“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, codes, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments, decrees, government restrictions or guidelines having the force of law, or any interpretations thereof by any judicial authority.
“Lead Arranger” means the “lead arranger” party under the Commitment Letter (Jefferies Finance LLC), or the “lead arranger” party under any other replacement financing permitted under Section 6.15(c), as applicable.
“Leased Real Property” has the meaning specified in Section 4.7(a).
“Leases” has the meaning specified in Section 4.7(b).

“Letter of Transmittal” means (i) the letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery by a Stockholder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, if any, each in form and substance reasonably acceptable to Buyer, the Company and the Stockholders’ Representative.
“Liens” means, with respect to any property or other assets of any Person, any mortgage, pledge, lien, charge, claims, security interest, preemptive right, deed of trust, lease, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction, assessment, covenant, burden or encumbrance of any kind, including restrictions on voting or use.
“Loss” has the meaning specified in Section 9.1.
“Material Contract” has the meaning specified in Section 4.8(b).
“Merger” has the meaning specified in the Recitals.
“Merger Sub” has the meaning specified in the Preamble.
“Most Recent Balance Sheet Date” has the meaning specified in Section 4.5(a).
“Multiemployer Plan” means a plan described in Section 3(37) or 4001(a)(3) of ERISA.
“Net Working Capital” means, with respect to a particular date, (i) Current Assets as of such date, minus (ii) the Current Liabilities as of such date, in each case as determined using the Company Accounting Policies.
“NewCo LLC” has the meaning specified in Section 6.18.
“NewCo LLC Amount” means $100,000.
“Nonparty Affiliates” has the meaning specified in Section 9.4(g).
“Notice of Objection” has the meaning specified in Section 3.3(c)(i).
“Option Holder” means a Person holding a Company Option.
“Owned Real Property” has the meaning specified in Section 4.7(a).
“Paying Agent” means Citibank, N.A., or such other financial institution that is reasonably acceptable to Buyer and the Stockholders’ Representative and which has been appointed to act as agent for the Stockholders in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Agreement.

“Per Preferred Share Merger Consideration” means the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) the total number of issued and outstanding shares of Preferred Stock outstanding immediately prior to the Effective Time.
“Permitted Liens” means, with respect to the property or other assets of any Person (or any revenues, income or profits of that Person therefrom): (i) Liens for Taxes, assessments and other governmental levies, fees or charges not yet delinquent or which the taxpayer is contesting in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Owned Real Property or Leased Real Property; (iv) purchase money Liens securing payments under capital or equipment lease arrangements; (v) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (vi) Liens identified on title policies or preliminary title reports or other documents or writings included in the public records (other than those securing Indebtedness); (vii) Liens that affect the underlying fee interest of a Leased Real Property; (viii) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the business of the Company and its Subsidiaries; (ix) grants to others of rights-of-way, leases or crossing rights and amendments, modifications, and releases of rights-of-way, leases or crossing rights in the ordinary course of business consistent with past practice; and (x) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity.
“Plan” has the meaning specified in Section 4.14(d).
“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date.
“Pre-Closing Taxes” mean, without duplication, any liability for Taxes of the Company or any of its Subsidiaries (i) for all Pre-Closing Tax Periods, (ii) that are attributable to any item of income taken into account, or any item of deduction excluded from, taxable income for any Post-Closing Tax Period as a result of any item listed in Section 4.13(f) or (iii) attributable to, or as a result of, collecting any amounts on the SNC Receivables; provided, however, that (x) in each case for clauses (ii) and (iii), to the extent that such liability for Taxes in respect of a Post-Closing Tax Period exceeds the amount of any available net operating loss carryforwards from a Pre-Closing Tax Period actually used by the Buyer to offset such liability for Taxes, (y) in each case for clauses (i), (ii) and (iii), the liability for such Taxes is in excess of the amount of the liability for such Taxes reflected in the calculation of Closing Net Working Capital, and (z) in each case for clauses (i), (ii) and (iii), the liability for such Taxes is not the result of any direct action taken after the Closing and outside of the ordinary course of business by the Buyer or its Affiliates (including the Company or any of its Subsidiaries), unless such action is otherwise required by Law.
“Preferred Shares” means shares of Preferred Stock.
“Preferred Stock” means a share of that class of shares designated as “Series A Preferred Stock”, par value $0.01 per share, of the Company and having the rights, obligations, and restrictions associated therewith provided in the Company Charter.
“Preferred Stockholder” means any holder of record of Preferred Shares immediately prior to the Effective Time.
“Principal Stockholder” means Charlesbank Equity Fund VI, Limited Partnership.
“Privileged Communications” has the meaning specified in Section 12.12.
“Pro Rata Portion” means, with respect to each Stockholder, a fraction (expressed as a percentage) the numerator of which is the portion of the Aggregate Merger Consideration actually paid or payable to such Stockholder pursuant to this Agreement and the dominator of which is the Aggregate Merger Consideration actually paid or payable to all Stockholders pursuant to this Agreement.
“Products” means products or services currently researched, designed, developed, manufactured, performed, licensed, sold, distributed or otherwise made commercially available by the Company or any of its Subsidiaries.
“R&W Insurance Policy” means a representation and warranty insurance policy containing the terms set forth in the binder agreement contemplated by Section 6.20, a copy of which has been provided by Buyer to the Company.
“Real Property” has the meaning specified in Section 4.7(a).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of any Hazardous Substance into the Environment.
“Repaid Closing Indebtedness” has the meaning specified in Section 6.14.
“Representatives” means, with respect to any Person, such Person’s directors, managers, partners, officers, employees, agents, consultants, advisors and representatives (including legal counsel and independent accountants).
“Requisite Stockholder Approval” has the meaning specified in Section 4.2(c).

“Restricted Stock” means any outstanding award of restricted Common Stock with respect to which the restrictions have not lapsed at or prior to the Effective Time, and which award shall not have previously expired or been terminated, to a current or former employee, director or independent contractor of the Company or any of the Company's Subsidiaries or any predecessor thereof or any other Person pursuant to any restricted stock agreement, subscription agreement or any other contract or agreement entered into by the Company or any of the Company's Subsidiaries.
“Schedules” has the meaning specified in the first paragraph of Article IV.
“Securities Act” means the Securities Act of 1933, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
“Seller Group” has the meaning specified in Section 12.12.
“Seller Indemnified Parties” has the meaning specified in Section 9.2.
“Severance Amount” means amounts to be paid by the Company in connection with the terminations contemplated by Section 6.22, calculated in the manner set forth in Section 1.1(c) of the Disclosure Schedule.
“Significant Stockholders” means each of the Stockholders set forth on Section 1.1(d) of the Disclosure Schedule.
“SNC Receivables” has the meaning specified in Section 6.19.
“Specified Prohibitions” means the direct or indirect causation or permission by the Company of any state of affairs, action or omission described in clauses (d), (e), or (o) of Section 4.6.
“Specified Plan” means that certain Multiemployer Plan identified as the “Specified Plan” in Section 4.14(g) of the Disclosure Schedule.
“Specified Withdrawal Fund” has the meaning specified in Section 9.1(h).
“Specified Withdrawal Losses” has the meaning specified in Section 9.1(h).
“Stockholder Notice” has the meaning specified in Section 6.3.
“Stockholder Written Consent” means an action by written consent of the Common Stockholders in lieu of a meeting to adopt this Agreement and approve the Merger pursuant to the DGCL in the form attached hereto as Exhibit D.
“Stockholders” mean, collectively, the Common Stockholders and the Preferred Stockholders.
“Stockholders’ Expense Amount” means $500,000.
“Stockholders’ Representative” has the meaning specified in the Preamble.

“Straddle Tax Period” means any Tax period that includes (but does not end on) the Closing Date.
“Subsidiary” of any Person means another Person under the Control of such Person.
“Support Agreements” means those certain Support Agreements executed and delivered to Buyer on the date hereof by the Significant Stockholders, pursuant to which each such Stockholder has agreed to, among other things, (i) a release of claims such Stockholder may have against the Company, Buyer, Merger Sub and their Affiliates and (ii) certain restrictions on the solicitation of employees of the Company and its Subsidiaries, in each case in accordance with the terms therein.
“Surviving Company” has the meaning specified in Section 2.1.
“Target Net Working Capital” means an amount equal to $38,266,000.
“Tax” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, goods and services, transfer, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by any Tax Authority.
“Tax Authority” means any Governmental Entity responsible for the administration or collection of Taxes.
“Tax Benefit” has the meaning specified in Section 9.4(b).
“Tax Claim” has the meaning specified in Section 7.4.
“Tax Proceeding” has the meaning specified in Section 7.4.
“Tax Return” means any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign Tax Authority with respect to Taxes.
“Termination Date” has the meaning specified in Section 11.2.
“Termination Fee” has the meaning specified in Section 11.5(b).
“Third Party Claim” has the meaning specified in Section 9.3.
“Top Customer” has the meaning specified in Section 4.18(a).
“Top Supplier” has the meaning specified in Section 4.18(b).
“Transaction Agreements” means the Confidentiality Agreement, the Escrow Agreement, the Support Agreements, the Transition Services Agreement, the Change of Control

Bonus Recipient Letters, the waivers contemplated by Section 6.7 and all other agreements and instruments entered into by the Company, the Change of Control Bonus Recipients or any of the Stockholders in connection with the transactions contemplated herein.
“Transaction Expenses” means the fees, expenses, charges and other payments (including all sale bonuses, change in control payments, incentive equity or similar payments) incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the consummation of the Merger, including as identified on the Transaction Expenses Annex, in each case, to the extent that such fees, expenses, charges and other payments are in respect of obligations in place prior to the Closing and unpaid prior to the Closing. Notwithstanding the foregoing, “Transaction Expenses” shall exclude any (i) Closing Indebtedness, (ii) Agents’ Fees, (iii) intercompany obligations between or among the Company or any of its Subsidiaries, (iv) Current Liabilities included in Net Working Capital, and (v) the Aggregate Change of Control Bonus Distribution.
“Transaction Expenses Annex” has the meaning specified in Section 3.7(b).
“Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, value-added, goods and services, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to Tax.
“Transition Services Agreement” means that certain Transition Services Agreement on the terms set forth on the term sheet attached hereto as Exhibit F, pursuant to which, following the Closing, the Company (or a Subsidiary of the Company) shall provide certain services to NewCo LLC with respect to the storage, maintenance, management, monetization and disposition of the Divested Assets.
“Waived 280G Benefits” has the meaning specified in Section 6.7.
“Warranty” has the meaning specified in Section 4.19(a).
“Willful and Material Breach” means a material breach that is a consequence of either (a) an act knowingly undertaken or a knowing failure to act by the breaching party with the intent of causing a breach of this Agreement or (b) an act knowingly undertaken or a knowing failure to act by the breaching party that was reasonably likely to result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act) and which in fact does cause a breach of this Agreement.
SECTION 1.2    Interpretation. For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting and “or” and “either” are not exclusive, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$” or “dollars” shall be deemed references to United States dollars, (ix) the word “or” has the inclusive meaning represented by the phrase “and/or” and (x) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.
ARTICLE II

THE MERGER
SECTION 2.1    The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company shall be the surviving entity (the “Surviving Company”) and shall continue its legal existence under the DGCL.
SECTION 2.2    Effective Time; Closing Date. Upon the terms and subject to the conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit E (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the relevant provisions of the DGCL, or at such later time as the Company and Buyer shall agree and specify in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place (a) at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018, on the later to occur of (i) two (2) Business Days after the date on which the last of the conditions set forth in Article VIII shall have been satisfied or waived (other than any such conditions that by their nature cannot be satisfied until the Closing, which shall be satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (ii) thirty (30) days after the date of this Agreement; provided that, with respect to clause (ii) above, if on such thirtieth (30th) day all conditions to Buyer’s obligations in respect of the funding of the Financing have not been satisfied (other than those to be satisfied at the time of such funding, but subject to the satisfaction of such conditions at the time of such funding) and the Closing would otherwise be required to occur pursuant to clause (i) above, so long as Buyer is in compliance with its obligations under Section 6.15, the Closing shall take place no earlier than the earlier of (y) forty-five (45) days after the date of this Agreement and (y) two (2) Business Days after the date on which all conditions to Buyer’s obligations in respect of the funding of the Financing have been satisfied (other than those to be satisfied at the time of such funding, but subject to the satisfaction of such conditions at the time of such funding), or (b) such other date, time and place as the Company and Buyer may mutually agree (the actual date of the Closing, the “Closing Date”). For purposes of this Agreement, the Closing will be deemed to have occurred at 12:01:01 a.m. (Eastern Time) on the Closing Date.

SECTION 2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.
SECTION 2.4    Certificate of Incorporation; Bylaws.
(a)    The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended as provided by the DGCL and such Certificate of Incorporation, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.
(b)    The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended as provided therein or by the DGCL.
SECTION 2.5    Board of Directors and Officers. The Board of Directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Company, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Bylaws of the Surviving Company.
SECTION 2.6    Further Assurances. If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, consents, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers, managers and members or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, consents, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement
ARTICLE III

EFFECTS OF THE MERGER; CONSIDERATION
SECTION 3.1    Conversion of Company Securities.
(a)    Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders or the Option Holders, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.
(b)    Buyer-Owned Stock and Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders or the Option Holders, each Common Share and each Preferred Share that is owned by (i) Buyer, (ii) Merger Sub, (iii) any other wholly-owned Subsidiary of Buyer, or (iv) any wholly-owned Subsidiary of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(c)    Capital Stock. Except as otherwise provided in Section 3.1(b) and subject to Section 3.4, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders or the Option Holders:
(i)    each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Buyer and the Surviving Company a sum in cash equal to the Per Preferred Share Merger Consideration, as finally determined after taking into account any adjustments made pursuant to Section 3.3 or releases made pursuant to Section 3.8 or Section 3.9, without any interest thereon, at the time and in the manner set forth in this Agreement; and
(ii)    each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished, and no payment or distribution shall be made with respect thereto.
(d)    Treatment of Company Options and Restricted Stock.
(i)    Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders or the Option Holders, each Company Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall fully vest. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders or the Option Holders, each issued and outstanding Company Option shall be cancelled and extinguished, and no payment shall be made with respect thereto. As of the Effective Time, the Company Equity Plan and each stock option agreement entered into by the Company shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled.
(ii)    Restricted Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders or the Option Holders, each share of Restricted Stock that has not vested as of the Effective Time shall fully vest and shall be treated hereunder as one (1) share of Common Stock outstanding as of immediately prior to the Effective Time.

(e)    From and after the Effective Time, all Common Shares, all Preferred Shares, and all Company Options shall no longer be outstanding and shall automatically be canceled and retired, or converted in accordance with this Section 3.1, as the case may be, and each holder of a certificate representing any such Common Share, Preferred Share or Company Option shall cease to have any rights with respect thereto, other than the right to receive the consideration provided herein, if any.
SECTION 3.2    Closing Estimates. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer for its review and comment (i) a statement setting forth (A) its estimate of the Net Working Capital as of 12:01:01 a.m. (Eastern Time) on the Closing Date (the “Estimated Net Working Capital”), and (B) its estimate of Cash as of 12:01:01 a.m. (Eastern Time) on the Closing Date (the “Estimated Cash”); (ii) its estimate of the Transaction Expenses, as set forth in the Transaction Expenses Annex (the “Estimated Transaction Expenses”); (iii) its estimate of the Closing Indebtedness, including the Defeasance Costs and the Debt Repayment Expenses, as set forth in the Closing Indebtedness Annex (the “Estimated Closing Indebtedness”); and (iv) its estimate of the Severance Amount (the “Estimated Severance Amount”). The amount of Aggregate Merger Consideration to be paid at Closing shall be determined on the basis of the estimated amounts provided pursuant to this Section 3.2 as modified by any comments provided by Buyer pursuant to its review under this Section 3.2 no later than two (2) Business Days prior to the Closing Date and reasonably acceptable to the Company.
SECTION 3.3    Adjustment Amount.
(a)    As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereafter, Buyer shall cause to be prepared and delivered to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) Cash as of 12:01:01 a.m. (Eastern Time) on the Closing Date (the “Closing Cash”), (ii) Net Working Capital as of 12:01:01 a.m. on the Closing Date (the “Closing Net Working Capital”), (iii) the Transaction Expenses (the “Closing Transaction Expenses”), (iv) the Closing Indebtedness, including the Defeasance Costs and the Debt Repayment Expenses (the “Adjusted Closing Indebtedness”), and (v) the Severance Amount (the “Closing Severance Amount”) in each case along with supporting detail to evidence the calculations of such amounts. The Closing Statement and the calculations set forth therein shall be prepared in accordance with the Company Accounting Policies and the definitions herein. The parties hereto acknowledge and agree that the sole purpose of the determination of the Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses, the Closing Severance Amount and the Adjusted Closing Indebtedness is to determine the amount, if any, of the purchase price adjustment contemplated by this Section 3.3 so as to reflect, respectively, the differences, if any, between the Estimated Net Working Capital and the Closing Net Working Capital, the Estimated Cash and the Closing Cash, the Estimated Transaction Expenses and the Closing Transaction Expenses, the Estimated Severance Amount and the Closing Severance Amount, and the Estimated Closing Indebtedness and the Adjusted Closing Indebtedness.
(b)    After the delivery of the Closing Statement by Buyer, Buyer shall provide to the Stockholders’ Representative and its Representatives any information they may reasonably request and access at all reasonable times during normal business hours to the personnel, properties, working papers (subject to requirements of the applicable auditors), books and records of the Surviving Company and its Subsidiaries in order to review the Closing Statement. Following the Closing, neither Buyer nor the Surviving Company shall take any action with respect to the accounting books, records, policies or procedures of the Company and its Subsidiaries with the specific intent of affecting the components of the Closing Statement or impeding or delaying the preparation thereof in the manner and utilizing the methods required by this Agreement.
(c)    Disputes.
(i)    Unless the Stockholders’ Representative notifies Buyer in writing within forty five (45) days after Buyer’s delivery of the Closing Statement, and the supporting detail with respect thereto, of any objection to the computations set forth in the Closing Statement (the “Notice of Objection”), the Closing Statement and the calculations set forth therein shall be final and binding for all purposes hereunder. Any Notice of Objection shall, in reasonable detail, specify the basis for the objections set forth therein and shall include the Stockholders’ Representative’s calculation of any amounts that are disputed by such Notice of Objection (the “Disputed Amounts”) to the extent that such amounts may be determined. The Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses, the Closing Severance Amount and the Adjusted Closing Indebtedness shall be final and binding for all purposes hereunder unless the Stockholders’ Representative provides a Notice of Objection within such 45-day period objecting to the computation of any of the foregoing amounts (it being understood that an objection to one or more of the foregoing amounts shall not prevent any other amount from becoming final and binding for all purposes hereunder).
(ii)    If the Stockholders’ Representative provides such Notice of Objection to Buyer within such 45-day period, Buyer and the Stockholders’ Representative shall, during the 30-day period following the Stockholders’ Representative’s delivery of such Notice of Objection to Buyer, attempt in good faith to resolve any Disputed Amounts. If Buyer and the Stockholders’ Representative are unable to resolve all such Disputed Amounts within such period, the matters remaining in dispute shall be submitted to the dispute resolution group of Deloitte & Touche LLP (or, if such firm declines to act, to another nationally recognized public accounting or financial consulting firm mutually agreed upon by Buyer and the Stockholders’ Representative) (such firm being referred to herein as the “Independent Accountant”). The parties shall instruct the Independent Accountant to render its decision within sixty (60) days of its selection. The Independent Accountant shall only resolve the Disputed Amounts by choosing the amounts submitted by either Buyer or the Stockholders’ Representative or amounts in between. The Surviving Company and the Stockholders’ Representative shall each furnish to the Independent Accountant such work papers (subject to requirements of the applicable auditors) and other documents and information relating to the Disputed Amounts as the Independent Accountant may reasonably request. The resolution of the Disputed Amounts by the Independent Accountant shall be final and binding, and the determination of the Independent Accountant shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereover. After final determination of the Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses, the Closing Severance Amount and the Adjusted Closing Indebtedness, the Stockholders’ Representative shall have no further right to make any claims in respect of any element of the foregoing amounts that the Stockholders’ Representative raised in the Notice of Objection.
(iii)    The date on which the Closing Net Working Capital, the Closing Cash, the Closing Transaction Expenses, the Closing Severance Amount and the Adjusted Closing Indebtedness are finally determined in accordance with this Section 3.3(c) is hereinafter referred as to the “Determination Date.” Buyer and the Stockholders’ Representative shall each pay their own costs and expenses incurred in connection with the resolution of the Disputed Amounts; provided, that the fees and expenses of the Independent Accountant shall be allocated between Buyer and the Stockholders’ Representative in the same proportion that the total amount of the Disputed Amounts submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total amount of the Disputed Amounts so submitted by each such party.
(d)    “Adjustment Amount” (positive or negative) means (i) the sum of (A) the Closing Net Working Capital as finally determined pursuant to Section 3.3(c), (B) the Closing Cash as finally determined pursuant to Section 3.3(c), (C) the Closing Severance Amount as finally determined pursuant to Section 3.3(c), (D) the Estimated Transaction Expenses, and (E) the Estimated Closing Indebtedness, minus (ii) the sum of (V) the Estimated Net Working Capital, (W) the Estimated Cash, (X) the Estimated Severance Amount, (Y) the Closing Transaction Expenses as finally determined pursuant to Section 3.3(c), and (Z) the Adjusted Closing Indebtedness as finally determined pursuant to Section 3.3(c). If the Adjustment Amount is a positive number, then, within five (5) Business Days following the Determination Date, Buyer shall, or shall cause its Affiliate to, deliver by wire transfer of immediately available funds to an account, in the name of the Paying Agent, designated in writing by the Stockholders’ Representative, an amount equal to the Adjustment Amount. Upon receipt of the Adjustment Amount, the Stockholders’ Representative shall direct the Paying Agent to, (i) with respect to amounts payable to the Preferred Stockholders, pay such amounts pro rata to the Preferred Stockholders and (ii) with respect to amounts payable to Change of Control Bonus Recipients, release such amounts to the Surviving Company for payment thereof by the Surviving Company as soon as practicable (but no later than one payroll cycle) after receipt thereof pro rata to the Change of Control Bonus Recipients, in each case (clauses (i) and (ii)), in accordance with the Capital Structure Certificate, Change of Control Bonus Annex and less any applicable withholding taxes and without interest. If the Adjustment Amount is a negative number, then, within five Business Days following the Determination Date, such Adjustment Amount shall be distributed, by wire transfer of immediately available funds, by the Escrow Agent from the Adjustment Fund and the Indemnification Fund, if applicable, to an account designated in writing by Buyer in accordance with Section 3.8(b). The amount of any Adjustment Amount paid pursuant to this Section 3.3(d) shall be deemed an adjustment to the Aggregate Merger Consideration for all purposes including for purposes of the final consideration payable per Preferred Share hereunder.

SECTION 3.4    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Common Shares and Preferred Shares that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 3.1, if any. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 3.1, if any (as adjusted, if applicable), without any interest thereon, upon surrender, in the manner provided in Section 3.5, of the certificate or certificates that formerly evidenced such Dissenting Shares. The Company shall serve prompt notice to Buyer of any demands for appraisal of any Common Shares of Preferred Shares, withdrawals of such demands and any other instrument served pursuant to Section 262 of the DGCL and received by the Company, and Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, voluntarily make any payment with respect to, or settle, any such demands, or agree to do any of the foregoing.
SECTION 3.5    Exchange Procedures.
(a)    No later than five Business Days following the Closing Date, Buyer shall cause to be mailed at the address set forth opposite such holder’s name on the Capital Structure Certificate, or otherwise made available, to each holder of certificates (the “Certificates”) formerly evidencing Common Shares or Preferred Shares a form of the Letter of Transmittal. After the Effective Time, each holder of Certificates representing Preferred Shares, within one (1) Business Day following the surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal, shall be entitled to receive from the Paying Agent, in exchange therefor, by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal, the aggregate consideration for such Preferred Shares in cash as contemplated by Section 3.1(c)(i), and the Certificates so surrendered shall be cancelled. After the Effective Time, each Certificate representing Common Shares surrendered as contemplated by this Section 3.5 and the relevant Letter of Transmittal shall be cancelled. Until surrendered as contemplated by this Section 3.5 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such Common Shares or Preferred Shares in cash as contemplated by this Agreement, if any, without interest thereon.
(b)    In the event of a transfer of ownership of any Preferred Shares that is not registered in the transfer books of the Company, subject to any applicable deductions or withholdings as described in Section 3.10, payment may be made to a Person other than the Person in whose name the applicable Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Notwithstanding the foregoing, if any

Certificate shall be lost, stolen or destroyed, upon the making of an affidavit of that fact and an undertaking of indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in a reasonable amount as the Paying Agent may direct as indemnity against any claim, the Surviving Company will issue (or cause to be issued) in exchange for such lost, stolen or destroyed Certificate the consideration deliverable in respect thereof pursuant to this Agreement.
(c)    At any time following the expiration of 12 months after the Effective Time, the Surviving Company shall, in its reasonable discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to the Preferred Stockholders, and such funds shall thereafter become the property of the Surviving Company. Such funds may be commingled with the general funds of the Surviving Company and shall be free and clear of any claims or interests of any Person. Thereafter, such holders of Certificates representing Preferred Stock shall be entitled to look to the Surviving Company (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon. Any portion of such remaining cash unclaimed by the Preferred Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any Person previously entitled thereto.
(d)    At the Effective Time, the transfer books of the Company shall be closed, and there shall be no further registration of transfer in the transfer books of the Surviving Company of the Common Shares, Preferred Shares or Company Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 3.5.
SECTION 3.6    Payments at Closing. At the Closing, on behalf of the Surviving Company, Buyer will make (or cause to be made) the following payments:
(i)    to the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount equal to the Aggregate Merger Consideration;
(ii)    to the payroll account of the Surviving Company and for the benefit of the Change of Control Bonus Recipients, by wire transfer of immediately available funds, an amount equal to the Closing Aggregate Change of Control Bonus Distribution, which the Surviving Company will disburse through a special payroll on the Closing Date or as soon as practicable thereafter to each Change of Control Bonus Recipient, as appropriate, in accordance with the amounts set forth the Change of Control Bonus Annex less applicable withholding Taxes, subject to such Change of Control Bonus Recipient executing and returning a Change of Control Bonus Recipient Letter, in the form attached as Exhibit A (the “Change of Control Bonus Recipient Letter”);
(iii)    to the Escrow Agent, by wire transfer of immediately available funds to the account or accounts designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount equal to the Escrow Amount;
(iv)    to the Stockholders’ Representative, by wire transfer of immediately available funds to the account or accounts designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount equal to the Stockholders’ Expense Amount;
(v)    on behalf of the Company, by wire transfer of immediately available funds to the account or accounts designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount in the aggregate equal to the portion of the Transaction Expenses to be paid on behalf of the Company on the Closing Date at its direction, which amount shall be distributed on the Closing Date in accordance with the Transaction Expenses Annex;
(vi)    immediately following the consummation of the Merger, on behalf of the Company, by wire transfer of immediately available funds to the account or accounts designated by the payoff letters obtained in respect of the Repaid Closing Indebtedness, or as otherwise designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount in the aggregate equal to the Repaid Closing Indebtedness; and
(vii)    To NewCo LLC, by wire transfer of immediately available funds to the account or accounts designated by the Stockholders’ Representative in writing no later than two (2) Business Days prior to the Closing Date, an amount equal to the NewCo LLC Amount.
SECTION 3.7    Payment Annexes; Capital Structure Certificate.
(a)    Closing Indebtedness. The Company shall prepare a schedule setting forth an itemized list of the Closing Indebtedness, including the Defeasance Costs and the Debt Repayment Expenses (the “Closing Indebtedness Annex”), in a manner consistent with Annex 2 attached hereto.
(b)    Transaction Expenses. The Company shall prepare a schedule setting forth an itemized list of any and all Transaction Expenses (the “Transaction Expenses Annex”), in a manner consistent with Annex 3 attached hereto.
(c)    Closing Aggregate Change of Control Bonus Distribution. The Company shall prepare a schedule setting forth the Closing Aggregate Change of Control Bonus Distribution, together with an itemized list of all Change of Control Bonus Agreements and Change of Control Bonus Recipients and, with respect to each such Person, the portion of the Closing Aggregate Change of Control Bonus Distribution he or she is to be paid (the “Change of Control Bonus Annex”), in a manner consistent with Annex 4 attached hereto.
(d)    Delivery of Payment Annexes and Capital Structure Certificate. Each of the Closing Indebtedness Annex, the Transaction Expenses Annex, Change of Control Bonus Annex and the Capital Structure Certificate shall be prepared by the Company in form and substance reasonably satisfactory to Buyer and the Stockholders’ Representative, and each shall be delivered to Buyer at least two (2) Business Days prior to the Closing Date.
SECTION 3.8    Escrow Amount    .
(a)    The Escrow Amount deposited with Citibank, N.A. (the “Escrow Agent”) pursuant to Section 3.6(iii) (such amount plus all accumulated earnings thereon, the “Escrow Fund”), is to be governed in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), among Buyer, the Escrow Agent and the Stockholders’ Representative.
(b)    The Escrow Fund shall initially consist of a $5,000,000 portion (together with the accumulated earnings thereon, the “Adjustment Fund”), a $675,000 portion (together with the accumulated earnings thereon, the “Indemnification Fund”), and a $500,000 portion (together with the accumulated earnings thereon, the “Specified Withdrawal Fund”) and shall be used to satisfy any amounts owed to Buyer pursuant to this Agreement, including the payment of the Adjustment Amount, if any, pursuant to Section 3.3(d) and any indemnification amounts owed hereunder. In the event an Adjustment Amount determined pursuant to Section 3.3(d) is owing to Buyer (such amount, which shall equal zero if no amount is owing to Buyer, the “Adjustment Release Amount”), Buyer and the Stockholders’ Representative shall promptly and jointly instruct the Escrow Agent to distribute to Buyer the Adjustment Release Amount from the Adjustment Fund and, if the Adjustment Release Amount is greater than the amount of the Adjustment Fund, then from the Indemnification Fund until the Adjustment Amount is satisfied. To the extent that the Adjustment Release Amount distributed to Buyer pursuant to the preceding sentence is less than the amount of the Adjustment Fund, including if no Adjustment Release Amount is disbursed, Buyer and the Stockholders’ Representative shall promptly and jointly instruct the Escrow Agent to distribute an amount equal to the difference thereof, or, if no Adjustment Release Amount is disbursed, the entire amount of the Adjustment Fund, to the Paying Agent for payment thereof by the Paying Agent pro rata to the Preferred Stockholders as set forth in the applicable instructions and in accordance with the Capital Structure Certificate less any applicable withholding taxes and without interest. Buyer and the Stockholders’ Representative shall timely provide such joint instructions so that distributions can be made by the Escrow Agent within the time period required by Section 3.3(d).
(c)    The portion of the Escrow Fund that is not used to satisfy any other amounts owing to Buyer pursuant to this Agreement, including indemnification amounts, or not subject to any claims hereunder, shall be released on the date that is one (1) Business Day after the close of business on the one-year anniversary of the Closing Date to the Paying Agent for payment thereof by the Paying Agent pro rata to the Preferred Stockholders as set forth in written instructions provided by the Stockholders’ Representative and in accordance with the Capital Structure Certificate and less any applicable withholding taxes and without interest; provided, that if there are any claims hereunder that are properly pending on such date, the applicable portion of the Escrow Fund that is subject to any such claims shall not be released to or as instructed by the Stockholders’ Representative until such applicable claims are finally resolved and satisfied pursuant to this Agreement and the Escrow Agreement. Upon the final release of all the Escrow Fund, the Escrow Agreement shall terminate. All funds so released from the Escrow Fund shall be distributed in accordance with the first sentence of this Section 3.8(c).
(d)    The Escrow Fund shall be held as a trust fund for the potential recipients thereof pursuant to the terms of this Agreement and shall not be subject to any Lien, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.
SECTION 3.9    Stockholders’ Expense Amount. At the Closing, Buyer shall deposit cash in an amount equal to the Stockholders’ Expense Amount into an account designated by the Stockholders’ Representative. The Stockholders’ Expense Amount shall be used to fund any expenses incurred by the Stockholders’ Representative in the performance of its duties and obligations hereunder. The Stockholders’ Expense Amount will be held by the Stockholders’ Representative until such time as the Stockholders’ Representative determines, in its sole discretion, that the Stockholders, Option Holders, and Change of Control Bonus Recipients shall have no further expenses to be incurred in connection with the transactions contemplated by this Agreement. Any portion of the Stockholders’ Expense Amount remaining after such date shall be paid by the Stockholders’ Representative to, the Paying Agent for payment thereof by the Paying Agent pro rata to the Preferred Stockholders, as set forth in written instructions provided by the Stockholders’ Representative and in accordance with the Capital Structure Certificate, Change of Control Bonus Annex and less any applicable withholding taxes and without interest.
SECTION 3.10    Withholding Taxes. The Surviving Company, the Paying Agent and Buyer shall make any payment pursuant to this Agreement free and clear of any deduction or withholding Tax unless otherwise required under any provision of applicable Law. The Surviving Company, the Paying Agent and Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this agreement such amounts that the Surviving Company, the Paying Agent or the Buyer, respectively, determines are required to be deducted and withheld under any provision of applicable Law; provided, however, that the parties to any such amounts payable shall use commercially reasonably efforts to inform one another of such withholding obligation and to provide forms or other evidence that would exempt such amounts payable from, or reduce or minimize any such, deduction or withholding under applicable Law. The Surviving Company, the Paying Agent and Buyer shall withhold or deduct with respect to amounts payable to Change of Control Bonus Recipients such amounts as the Surviving Company, the Paying Agent or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law and timely remit such amounts to the appropriate Tax Authority. To the extent that any amounts are withheld by the Surviving Company, the Paying Agent or Buyer in accordance with this Section 3.10, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made by the Surviving Company, the Paying Agent or Buyer, as the case may be.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule” or the “Schedules”), the Company hereby represents and warrants to Buyer and Merger Sub as follows:
SECTION 4.1    Organization, Standing and Power. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Disclosure Schedule lists the jurisdictions of organization and qualifications to do business (or the foreign equivalents, if any) of the Company and each of its Subsidiaries. The Company has made available to Buyer complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement.
SECTION 4.2    Authority; Approvals.
(a)    The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its corporate power and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the approval of the Merger and this Agreement by the requisite vote of the Company’s stockholders and the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer, Merger Sub and the Stockholders’ Representative) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.
(b)    The Board of Directors of the Company has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) declared the Merger to be advisable, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.
(c)    The affirmative vote of the holders of a majority of outstanding Common Shares to adopt this Agreement is the only vote of the holders of any class or series of the Company’s equity interests necessary to approve the Merger (the “Requisite Stockholder Approval”).
SECTION 4.3    Capitalization; Equity Interests.

(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 250,000 shares of Preferred Stock, of which 118,319.72 shares (excluding shares of Preferred Stock that are issuable as accrued but unpaid dividends thereon) are issued and outstanding, and (ii) 250,000 shares of Common Stock, of which 118,529.13 shares (including 1,500 shares of Restricted Stock) are issued and outstanding. Section 4.3(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, the record ownership of the outstanding shares of Preferred Stock and Common Stock and any declared and accrued, but unpaid, dividends thereon, which constitutes all issued and outstanding shares of capital stock of the Company. Section 4.3(a) of the Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each outstanding Company Option, including the holder, the date of grant and the exercise price thereof.
(b)    Section 4.3(b) of the Disclosure Schedule sets forth each of the Company’s Subsidiaries’ authorized capital stock and the number of shares of capital stock issued and outstanding (or, if such Subsidiary is not a corporation, the number of issued and outstanding voting securities of such Subsidiary or other ownership interests therein). Except as set forth in Section 4.3(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or own or hold any equity interest or other security in any other Person. Except as set forth in Section 4.3(b) of the Disclosure Schedule, all issued and outstanding shares of capital stock or other voting securities of, or ownership interests in, the Company’s Subsidiaries are directly or indirectly owned beneficially and of record by the Company, free and clear of all Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, other voting securities or ownership interests).
(c)    Except for the Company Equity Plan, the Change of Control Bonus Agreements and the Change of Control Bonus Plan, neither the Company nor any Subsidiary of the Company has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise), in each case that remains in effect as of the date hereof. The Company has reserved 50,000 shares of Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock or the granting of restricted stock units granted under the Company Equity Plan, of which (i) 1,248 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Equity Plan, and (ii) 48,752 shares remain available for future grant. Each Company Option was originally granted with an exercise price that the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a share of Common Stock on the date of grant. True and complete copies of all agreements issued under the Company Equity Plan have been made available to Buyer, along with any amendments thereto, and except for this Agreement, there are no agreements to amend, modify or supplement such agreements from the forms thereof made available to Buyer. No holder of Company Options has the ability to early exercise any Company Options for shares of Restricted Stock under the Company Equity Plan or any other contract or agreement relating to such Company Options. All holders of Company Options are current or former employees or non-employee directors of the Company, or their respective heirs, administrators or assigns.
(d)    Except as set forth in Section 4.3(a) above or in Section 4.3(a), Section 4.3(b) or Section 4.3(d) of the Disclosure Schedule, as of the date of this Agreement, no shares of capital stock or other voting securities of, or ownership interests in, the Company or any of its Subsidiaries are reserved for issuance. Except as set forth in Section 4.3(d) of the Disclosure Schedule, all outstanding shares of capital stock or other voting securities of, or ownership interests in, the Company and its Subsidiaries were duly authorized and validly issued and, with respect to shares of capital stock, fully paid and nonassessable, and none of such shares, other voting securities or ownership interests are subject to preemptive rights. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the holders of the Company’s or such Subsidiary of the Company’s voting securities or interests may vote. Except as set forth in Section 4.3(a) or Section 4.3(d) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of, or ownership interests in, such Person or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 4.3(d) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of, or ownership interests in, the Company or any of its Subsidiaries or any securities of the type described in the two immediately preceding sentences.
SECTION 4.4    Conflicts; Consents.  The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby does not and will not (a) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive documents of the Company or any of its Subsidiaries, (b) except as set forth in Section 4.4 of the Disclosure Schedule, conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration), whether after the giving of notice or lapse of time, or both, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound or (c) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (b) or (c) above would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the Merger. Except as set forth in Section 4.4 of the Disclosure Schedule and except for any filings as may be required under the DGCL in connection with the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.
SECTION 4.5    Financial Information; Undisclosed Liabilities.
(a)    The Company has previously made available to Buyer (i) the audited consolidated balance sheets and statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2017 and December 31, 2016, together with the footnotes thereto and the report of the auditors thereon, and (ii) the unaudited consolidated balance sheet and statements of operations of the Company and its Subsidiaries as of and for the eight-month period ended August 31, 2018 (the “Most Recent Balance Sheet Date”) (the items in clauses (i) and (ii), collectively, the “Company Financial Statements”). The Company Financial Statements (including the related notes) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the results of their operations and their cash flows for the periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to year-end adjustments, the absence of notes and any other adjustments described therein. The Company Financial Statements are consistent with the books and records of the Company and its Subsidiaries (which, in turn, are complete and accurate in all material respects).
(b)    The Company and each Subsidiary of the Company has a system of internal accounting controls that provides reasonable assurance regarding financial reporting and the preparation of financial statements (including the Company Financial Statements), in accordance with GAAP. Neither the Company nor any Subsidiary of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary of the Company, (ii) any fraud that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary of the Company or (iii) any claim or allegation regarding any of the foregoing.
(c)    Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand such as any arrangement described in Section 303(a)(4) of Regulation S-K of the United States Securities and Exchange Commission) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any Subsidiary of the Company in the Company’s consolidated financial statements.
(d)    Except as set forth in Section 4.5(d) of the Disclosure Schedule or as reflected or reserved against in the consolidated balance sheets of the Company and its Subsidiaries contained in the Company Financial Statements, the Company and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, (ii) that are executory obligations under contracts (other than liabilities arising out of any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by the Company or any of its Subsidiaries); (iii) which, individually or the aggregate, would not reasonably be expected to be a material liability for the Company and its Subsidiaries, taken as a whole; (iv) incurred by the Company or its Subsidiaries in connection with the execution and performance of this Agreement and consummation of the transactions contemplated hereby in compliance with the terms and conditions of this Agreement; or (v) which are specifically set forth in Section 4.7 of the Disclosure Schedule.
SECTION 4.6    Absence of Changes.  Except as set forth in Section 4.6 of the Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been:
(a)    any Company Material Adverse Effect;
(b)    any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company or any of its Subsidiaries, other than obligations under customer contracts, current obligations and other liabilities incurred in the ordinary course of business consistent with past practice;
(c)    any payment, discharge, satisfaction or settlement of any material claim or obligation of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;
(d)    any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other voting securities of, or ownership interests in, the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such shares, securities or interests;
(e)    any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or other voting securities of, or ownership interests in, or securities convertible into or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company or any of its Subsidiaries;
(f)    any sale, assignment, pledge, encumbrance, transfer or other disposition of any material asset of the Company or any of its Subsidiaries (excluding in all events sales of assets no longer useful in the operation of the business and sales of inventory to customers in the ordinary course of business consistent with past practice), or any sale, assignment, transfer or other disposition of any material Intellectual Property or any other material intangible assets of the Company or any of its Subsidiaries (excluding non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business and the lapse or abandonment of Intellectual Property no longer useful in the operation of the business);
(g)    any incurrence of Indebtedness or the creation of any Lien on any property of the Company or any of its Subsidiaries, except for (i) Permitted Liens (excluding Permitted Liens described in clause (iv) of the definition thereof), (ii) refinancings of the Credit Agreements to the extent permitted by Section 6.13, and (iii) purchase money Indebtedness and Liens securing such Indebtedness in an aggregate amount not to exceed $150,000;
(h)    any write-down of the value of any asset of the Company or any of its Subsidiaries or any write-off as uncollectible of any accounts or notes receivable of the Company or any of its Subsidiaries or any portion thereof, other than write-downs or write-offs that are reserved for on the consolidated balance sheets contained in the Company Financial Statements or which do not exceed $250,000 in the aggregate;

(i)    any cancellation of any material debts or claims or any amendment, termination or waiver of any rights of material value to the Company and its Subsidiaries, taken as a whole;
(j)    any capital expenditures or commitments of the Company and its Subsidiaries, taken as a whole, other than capital expenditures or commitments which do not exceed $250,000 in the aggregate;
(k)    other than as required by applicable Law or the terms of any Plan, contract or agreement in effect prior to the date of this Agreement, (i) entry into any collective bargaining agreement or contract or agreement with any trade union or labor organization or agreement to pay any pension, retirement allowance, termination, or severance pay or other employee benefit; (ii) establishment, adoption, amendment, termination of or increase to any Plan, in any case, that establishes or increases bonus, compensation or benefits for any director, officer, executive or employee of the Company or any of its Subsidiaries having an annual base salary or remuneration in excess of $150,000; (iii) payment, or commitment made to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment other than in the ordinary course of business and consistent with past practice; (iv) any increase, or commitment made to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any directors, officers, employees or service providers of the Company or any of its Subsidiaries other than increases (1) in the ordinary course of business and consistent with past practice or (2) for officers, employees or service providers with annual base compensation of less than $150,000; (v) funding, or any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (vi) any hiring, or any offering to hire, any new employee on a full-time, part-time, consulting or other basis with an annual base compensation in excess of $150,000 (other than any such hiring or offering to hire in the ordinary course of business consistent with past practice); (vii) any action to accelerate any payment or benefit or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees, independent contractors or consultants; or (viii) any termination of any officer or any other employee whose annual base compensation exceeds $150,000, other than for cause;
(l)    any damage, destruction or loss not covered by insurance affecting any asset or property of the Company or any of its Subsidiaries resulting in liability or loss in excess of $150,000;
(m)    any change in the independent public accountants of the Company and its Subsidiaries or any material change in the accounting methods or accounting practices followed by the Company or any material change in depreciation or amortization policies or rates of the Company;
(n)    (i) any delay or postponement of the payment of any material accounts payable or any other material liability or agreement, or (ii) negotiation with any party to extend the payment date of any material accounts payable or other material liability, or (iii) acceleration of, or any discounting of any material accounts receivable, other than in the case of the preceding clauses (i) and (ii) actions taken in the ordinary course of business consistent with past practice;

(o)    any modification, amendment or changes to the organizational documents of the Company or any of its Subsidiaries;
(p)    any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or direct or indirect repurchases, redemptions or similar actions to acquire any shares of capital stock of the Company or any of its Subsidiaries (including options, warrants or other rights convertible into, exercisable or exchangeable for capital stock of the Company or any of its Subsidiaries), except in accordance with the agreements evidencing Company Options or Restricted Stock;
(q)    any proposals or adoptions of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(r)    any loan to any Person (other than made in the ordinary course of business with respect to immaterial amounts) or purchase of debt securities of any Person;
(s)    any entry into, termination or amendment (including change orders) of, or waiver of the Company’s or any of its Subsidiary’s rights under, any Material Contract in a manner that would result in liability to the Company or its Subsidiaries in excess of $150,000 or would reasonably be expected to result in a Company Material Adverse Effect;
(t)    any increase in unpaid Taxes in excess of the reserve for Tax liability; or
(u)    any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing items (a) through (t), subject to any dollar thresholds set forth in items (a) through (t) above.
SECTION 4.7    Real Property and Assets.
(a)    Section 4.7(a) of the Disclosure Schedule lists all interests in real property either owned by the Company or its Subsidiaries (each such real property interest, together with any improvements, easements and other rights on or appurtenant thereto, the “Owned Real Property”) or leased, licensed, subleased, occupied or used by the Company or its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), in each case, as of the date hereof. The Company or one of its Subsidiaries has (i) good, valid and marketable fee simple title to the Owned Real Property listed in Section 4.7(a) of the Disclosure Schedule, and (ii) a good and valid leasehold interest in the Leased Real Property listed in Section 4.7(a) of the Disclosure Schedule, in each case free and clear of all Liens except for Permitted Liens and except as set forth in Section 4.7(a) of the Disclosure Schedule. Except as set forth in Section 4.7(a) of the Disclosure Schedule and except for Permitted Liens, no Person has any option or right to purchase or acquire any ownership interest in the Owned Real Property. Neither the Company nor any of its Subsidiaries is a party to any lease, license, sublease or other similar agreement granting to any Person the right of use or occupancy of any material portion of the Owned Real Property.
(b)    Each written lease pursuant to which the Company or any of its Subsidiaries leases, licenses, subleases or otherwise is granted the right to use or occupy any Leased Real Property as of the date hereof (the “Leases”) is in full force and effect, and is enforceable against the Company or the applicable Subsidiary of the Company party thereto and, to the knowledge of the Company, the landlord that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of the general principles of equity. Except as set forth in Section 4.7(b) of the Disclosure Schedule, there exists no material breach or material default or event of default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any Leases. The Company has made available to Buyer true and complete copies of all Leases.
(c)    Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to have valid leasehold interest, in each case that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.
(d)    All improvements and fixtures on the Real Property (a) are in good operating condition and are in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are suitable and appropriate for the purposes for which they are presently being used and as they are presently planned to be used. There is no condemnation, expropriation or similar proceeding pending or, to the knowledge of the Company, threatened, against any of the Real Property or any improvement thereon. The Real Property constitutes all of the real property utilized in connection with the business of the Company. None of the Real Property is used for any purpose other than the operation of the business of the Company. All Real Property has and includes the right of access to (x) public roads or valid easements over private roadways for ingress to and egress from public roads, and (y) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and public utilities, as is necessary and appropriate for the conduct of the business of the Company in the ordinary course.
(e)    All of the Real Property, improvements and fixtures thereon are in compliance in all material respects with all applicable Laws (including zoning ordinances and Environmental Laws).
SECTION 4.8    Material Contracts    .
(a)    Section 4.8 of the Disclosure Schedule sets forth, as of the date of this Agreement, each of the following written contracts, mortgages, licenses, instruments, leases (other than the Leases) or other agreements, arrangements, understandings or commitments, permits, concessions or franchises of the Company and its Subsidiaries currently in effect to which (1) the Company or any Subsidiary of the Company is a party or (2) by which the Company or any Subsidiary of the Company or any of their assets is bound:
(i)    any employment agreement, employment contract or consulting agreement with any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries providing for base compensation in excess of $150,000 per annum that is not terminable by the Company or its Subsidiaries upon notice of sixty (60) days or less for a cost of less than $150,000;

(ii)    any current collective bargaining agreement with any trade union, works council, or labor organization;
(iii)    any (A) covenant not to compete entered into between the Company or any of its Subsidiaries and any other Person, (B) agreement materially limiting or restricting the ability of the Company or any of its Subsidiaries (or, following the Closing, their Affiliates) to enter into or engage in any market or line of business, (C) agreement containing any requirement to grant “most favored nation” (or similar preferential treatment) pricing and terms in favor of a third party or (D) agreement creating any exclusive relationship or arrangement;
(iv)    any lease or similar agreement under which (A) the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary of the Company, in any case which has future liability to the Company and its Subsidiaries in excess of $150,000 per annum and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) days or less for a cost of less than $150,000;
(v)    any agreement or contract under which the Company or any of its Subsidiaries has incurred any outstanding Indebtedness (other than endorsements for the purpose of collection) or made any loan or advance to any Person (other than trade receivables and other de minimis loans or advances made in the ordinary course of business);
(vi)    any partnership or joint venture agreement;
(vii)    any agreement relating to any business acquisition by the Company or any of its Subsidiaries or relating to the acquisition, issuance or transfer of securities of any third party by the Company or any of its Subsidiaries, in each case entered into after December 31, 2016;
(viii)    any agreement for capital expenditures or the acquisition of fixed assets in excess of $500,000;
(ix)    any agreement with respect to sales, distribution, servicing or similar agreement for the sale by the Company and its Subsidiaries of goods or services that provides for payments to the Company and its Subsidiaries in excess of $500,000 for any twelve-month period and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) days or less without penalty or other cost of $500,000 or greater;
(x)    any agreement, including for the purchase by the Company and its Subsidiaries of goods or services, that provides for payments by the Company and its Subsidiaries in excess of $500,000 for any twelve-month period and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) days or less without penalty or other cost;

(xi)    any license or agreement (x) relating to the use by the Company or any of its Subsidiaries of any third-party Intellectual Property or (y) relating to the use by any third party of any Intellectual Property owned by the Company or its Subsidiaries, in each case other than software license agreements for commercially available off-the-shelf software or shrink-wrap or click-through software license agreements;
(xii)    any agreement that is with a (A) Top Customer or (B) Top Supplier; or
(xiii)    any agreement relating to the settlement of any action, governmental investigation, enforcement, suit or complaint against the Company or its Subsidiaries that (A) requires payments by the Company or any of its Subsidiaries in any twelve-month period exceeding $150,000 or (B) provides for injunctive relief.
(b)    The Company has made available to Buyer a true and correct copy (or if only oral, has included a description of the material terms in the Disclosure Schedule) of each contract, mortgage license, instrument, lease or other agreement, arrangement, understanding or commitment, permit, concession or franchise listed or required to be listed in Section 4.8 of the Disclosure Schedule (collectively, the “Material Contracts”). Except as set forth in Section 4.8(b) of the Disclosure Schedule, each Material Contract is in full force and effect and the Company or the applicable Subsidiary party thereto, and, to the knowledge of the Company, each applicable counterparty, has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each Material Contract is enforceable against the Company or the applicable Subsidiary party thereto and, to the knowledge of the Company, the counterparties thereto, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.
SECTION 4.9    Environmental Matters. Except as set forth in Section 4.9 of the Disclosure Schedule:
(a)    the Company and its Subsidiaries are, and for the last three (3) years have been, in compliance with all Environmental Laws applicable to their operations and use of the Owned Real Property and the Leased Real Property, except for such noncompliance that would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole;
(b)    except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Laws, and, to the Company’s knowledge, there has been no Release of any Hazardous Substances that requires reporting or remediation by the Company or any of its Subsidiaries pursuant to any applicable Environmental Law; to the Company’s knowledge, there has been no Release at, on, under or migrating to or from any Real Property that would reasonably be expected to have a material impact on the business or result in any material liability for the Company and its Subsidiaries, taken as a whole.

(c)    there are no underground storage tanks, landfills, impoundments, currently or historically used for the storage or disposal of any Hazardous Substance on any Real Property and the Company has not owned, leased or operated any underground storage tanks, except in compliance with applicable Environmental Laws;
(d)    except for those matters that are no longer pending on the date of this Agreement or would not, if determined adversely to the Company and its Subsidiaries, be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written request for information relating to, or written notice of, any Environmental Claim;
(e)    other than any such mergers, acquisitions or divestures set forth on Section 4.9(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries are subject to any contractual indemnification obligations or successor liability obligations arising out of a prior merger, acquisition or divestiture, and there are no pending claims for indemnity related to any liability under Environmental Law; and
(f)    the Company has made available to Buyer true and complete copies of all final material environmental reports including Phase I, Phase II, audits and compliance assessments and any material correspondence with any Governmental Entity or third party relating to any remediation or liability for corrective action or material non-compliance by the Company or any Subsidiary of the Company under Environmental Laws, in each case that are in the possession or control of the Company or a Subsidiary of the Company.
SECTION 4.10    Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened in writing by or before any court, arbitration panel or Governmental Entity against the Company or any of its Subsidiaries, their respective properties and assets or any of their respective officers or directors (solely in their capacities as such), which, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any material injunction, writ, temporary restraining order, decree or any order of any nature issued by any court or other Governmental Entity.
SECTION 4.11    Compliance; Licenses and Permits.
(a)    Except as set forth in Section 4.11(a) of the Disclosure Schedule, each of the Company and its Subsidiaries is, and has for the last three (3) years been, in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses or by which any property or asset of the Company or any of its Subsidiaries is bound, except for failures to comply with such Laws that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.11(a) of the Disclosure Schedule or for matters that are finally resolved and no longer pending, neither the Company nor any of its Subsidiaries has received in the last three (3) years any written notice alleging a material violation of any Law applicable to the Company, any of its Subsidiaries or their respective businesses or by which any property or asset of the Company or any of its Subsidiaries is bound.
(b)    Each of the Company and its Subsidiaries holds, and has held for the last three (3) years, all federal, state, local and foreign governmental licenses and permits (including those issued under Environmental Laws) that are necessary to conduct their respective businesses as presently being conducted, except for failures to have such licenses and permits that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Section 4.11(b)(i) of the Disclosure Schedule lists all such licenses and permits. Except as set forth in Section 4.11(b)(ii) of the Disclosure Schedule and except for breaches, violations, revocations, limitations, non-renewals and failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all such licenses and permits are in full force and effect, (ii) no material violations are or have been recorded in respect of any thereof, (iii) no proceeding is pending or, to the knowledge of the Company, threatened in writing, to revoke or limit any thereof, and (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such license or permit.
SECTION 4.12    Intellectual Property. Schedule 4.12 of the Disclosure Schedules contains a complete and accurate list of all Intellectual Property that is owned by the Company or any of its Subsidiaries and the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity or other public legal authority, and all other Intellectual Property owned by the Company or any of its Subsidiaries and material to the operation of their businesses. Each of the Company and its Subsidiaries owns, free and clear of all Liens except for Permitted Liens, or has a valid license or other right to use all Intellectual Property that is used or held for use in connection with the operation of their businesses. The Company and its Subsidiaries do not jointly own with any third party any Intellectual Property. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the operation of their respective businesses has infringed upon, misappropriated, or otherwise violated any Intellectual Property right of any third party. There is no pending or threatened in writing claim, action or proceeding against the Company or any of its Subsidiaries contesting the right of the Company or any of its Subsidiaries to own, license or use any Intellectual Property presently owned, licensed or used by the Company or any of its Subsidiaries. All Intellectual Property which the Company and its Subsidiaries purport to own and developed by or on behalf of the Company and its Subsidiaries was developed by (i) an employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate, valid, enforceable and irrevocable instruments of assignment in favor of the Company or such Subsidiary of the Company as assignee that have conveyed to the Company or such Subsidiary of the Company ownership of all Intellectual Property rights in such Intellectual Property. The consummation of the Merger and the transactions contemplated by this Agreement will not, subject to obtaining any required consents or approvals in connection with the transactions contemplated hereunder, (i) impair any rights of the Company or any of its Subsidiaries to use or otherwise commercialize or exploit any Intellectual Property owned by any third party to which the Company or any of its Subsidiaries have rights by license or otherwise, or (ii) require the disclosure, release, or licensing of any trade secrets, confidential information, or other Intellectual

Property of the Company or any of its Subsidiaries to any third party. The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of their confidential information and trade secrets, and each current or former employee, independent contractor, and consultant who has had access to any such confidential information or trade secrets has executed an agreement containing obligations of confidentiality and non-use with respect to the same.
SECTION 4.13    Tax Matters. Except as set forth in Section 4.13 of the Disclosure Schedule:
(a)    Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by it on or prior to the Closing Date and paid all material Taxes due on or prior to the Closing Date (whether or not shown to be due on such Tax Returns). All such Tax Returns are true, correct and complete in all material respects.
(b)    The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and have complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.
(c)    None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return (other than extensions automatically granted), which Tax Return has not since been filed. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary of the Company. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary of the Company currently pending. There are no material Liens on any assets of the Company or any Subsidiary of the Company with respect to Taxes, other than Permitted Liens. No claim has been made in writing by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary of the Company is required to file a Tax Return in such jurisdiction.
(d)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by contract, or otherwise.
(e)    Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect, other than (i) any agreement, the primary purpose of which is not Taxes, that contains a commercial Tax indemnity provision, or (ii) any Tax sharing agreement between the Company and one or more of its Subsidiaries.
(f)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: change in method of accounting for a taxable period ending on or prior to the Closing Date; use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Closing Date; intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); installment sale or open transaction disposition made on or prior to the Closing Date; prepaid amount received on or prior to the Closing Date; or election under Section 108(i) of the Code.
(g)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in any transaction within the five (5) years preceding the Closing Date that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(h)    Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(i)    Neither the Company nor any of its Subsidiaries is a foreign corporation, has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j)    Neither the Company nor any of its Subsidiaries has made a request that is still outstanding or received any ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority) that is currently binding on the Company or the Subsidiary of the Company, as applicable.
(k)    Section 4.13(k) of the Disclosure Schedule lists any Person that the Company or any of its Subsidiaries has granted a power of attorney that will be in force after the Closing Date with respect to any matter relating to Taxes.
SECTION 4.14    Labor Relations; Employees.
(a)    Except as set forth in Section 4.14(a) of the Disclosure Schedule: (i) the Company and each Subsidiary of the Company is and in the past three (3) years has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, equal opportunity, harassment, immigration, disability, affirmative action, leaves of absence, rest periods, meal breaks, workers’ compensation, unemployment insurance, occupational safety and health, the collection and payment of withholding and/or social contribution Taxes and similar Taxes, and plant closings, mass layoffs and relocations and in the past three (3) years, has not engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, (ii) within the past three (3) years there has been no unfair labor practice charge or complaint against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened in writing before the National Labor Relations Board or any similar state, local or foreign agency, (iii) there is and within the last three (3) years has been no labor strike, slowdown, stoppage, lockout, concerted refusal to work overtime, picketing or other labor dispute pending or to the knowledge of the Company, threatened in writing against the Company or any Subsidiary of the Company, and

(iv) neither the Company nor any Subsidiary of the Company is or within the past three (3) years has been a party to or bound by any collective bargaining or similar agreement and no employee of the Company or any Subsidiary of the Company is or within the last three (3) years has been represented by a union or other labor organization in connection with his or her employment with the Company or such Subsidiary; (v) neither the Company nor any Subsidiary of the Company within the last twelve (12) months has received any written notice from the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices of any charge or complaint being filed or pending with respect to the Company or any Subsidiary of the Company; and (vi) neither the Company nor any Subsidiary of the Company within the last three (3) years has received written notice from any national, state or local agency responsible for the enforcement of labor or employment Law of an intention to conduct an investigation of the Company or any Subsidiary of the Company and, to the knowledge of the Company, no such investigation is in progress.
(b)    Section 4.14(b) of the Disclosure Schedule contains, as of the date hereof, a true and complete list of the name, position, union membership, employing entity, job location, current annualized rate of base compensation or hourly rate of pay, and target annual cash incentive compensation opportunity for each employee of the Company and each Subsidiary of the Company. To the knowledge of the Company, no such employee is party to a Contract (other than a Contract with the Company or a Subsidiary of the Company) that prohibits or restricts such employee’s employment with or performance of duties for the Company and its Subsidiaries. To the knowledge of the Company, no officer of the Company or any Subsidiary of the Company or any employee of the Company or any Subsidiary of the Company with an annual base salary in excess of $100,000 has indicated in writing that he or she intends to terminate his or her employment with the Company or such Subsidiary of the Company.
(c)    The Company and each Subsidiary of the Company has paid in full to each current and former employee, director and other individual service provider or adequately reflected on the Company Financial Statements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, directors and other individual service providers. The Company and each Subsidiary of the Company has properly classified in accordance with all applicable Laws all of its service providers utilized in the last three (3) years as either employees or independent contractors and as exempt or non-exempt from overtime requirements. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each Subsidiary of the Company has complied in all material respects in the last three (3) years with applicable Laws concerning workers’ compensation benefits or insurance, and there are no material liabilities of the Company or any Subsidiary of the Company relating to claims for workers’ compensation benefits that are not fully insured by a third party insurance carrier.
(d)    Section 4.14(d) of the Disclosure Schedule contains a list of each material Plan. For purposes of this Agreement, “Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other written plan, program, policy, practice, agreement or arrangement providing compensation or benefits of any kind that the Company or any Subsidiary of the Company sponsors, maintains, or contributes to, or is required to contribute to for the benefit of any current or former employee, director, officer or other natural person service provider of the Company or any Subsidiary of the Company or for

which the Company or any Subsidiary of the Company would otherwise be reasonably expected to have any Liability or obligation. No Plan (excluding any Multiemployer Plan) is subject to Laws outside of the United States.
(e)    With respect to each Plan (excluding any Multiemployer Plan), the Company has made available to Buyer or Buyer’s counsel a true and complete copy of the following documents, as applicable: (i) all documents setting forth the written terms of each Plan; (ii) the most recent summary plan description and any summaries of material modifications thereto; (iii) the most recent IRS determination, opinion, or advisory letter (if any); (iv) the most recent annual report on Form 5500, together with all exhibits and attachments filed with the Department of Labor; (v) all trust agreements and insurance policies relating to the funding of such Plan and material third party administrative services agreements, investment management and investment advisory agreements; (vi) the most recently completed annual compliance tests for Code Sections 401(k)(3), 401(m)(2), 401(a)(4), 410(b), 415 and 416; and (vii) all material written communications received from or sent to the Internal Revenue Service, Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity, within the most recent two (2) year.
(f)    Each Plan (excluding any Multiemployer Plan) that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the IRS that remains in effect on the date hereof or is in the form of a master or prototype plan that is the subject of a current favorable opinion or advisory letter from the IRS that remains in effect on the date hereof and upon which the adopting employer is entitled to rely in accordance with applicable IRS administrative guidance. To the knowledge of the Company, no act or omission has occurred since such favorable determination, opinion or advisory letter was issued that would adversely affect the tax-qualified status of such Plan.
(g)    Except as set forth on Section 4.14(g) of the Disclosure Schedule, within the last six (6) years, neither the Company nor any Subsidiary of the Company has contributed to, been required to contribute to or otherwise incurred any Liability or obligation to (including without limitation through any ERISA Affiliate) any Multiemployer Plan. (i) With respect to each Multiemployer Plan set forth on Section 4.14(g) of the Disclosure Schedule that is covered by Title IV of ERISA, neither the Company nor any of its Subsidiaries has experienced a complete or partial withdrawal within the meaning of ERISA Section 4203 or 4205 (as modified by ERISA Section 4208(d)(1), as applicable), respectively, within the last six (6) years; (ii) neither the Company nor any of its Subsidiaries has been notified in writing by any such Multiemployer Plan that such multiemployer plan to which the Company or any of its Subsidiaries currently contributes is currently in “critical” or “endangered” status within the meaning of Code Section 432, is currently insolvent within the meaning of 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA; (iii) within the last six (6) years, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each Subsidiary of the Company have made in all material respects all contributions owed to each Multiemployer Plan on or prior to their respective due dates; (iv) within the past twelve (12) months, neither the Company nor any of its Subsidiaries has incurred any excise tax under Code Section 4971 or surcharge imposed under any rehabilitation plan; (v) neither the Company nor any Subsidiary of the Company has within the last three (3) years been audited by any Multiemployer Plan; (vi) each Multiemployer Plan set forth on Section 4.14(g) of the Disclosure Schedule that is covered by Title IV of ERISA primarily covers employees in the building and construction industry or has been amended to incorporate the building and construction industry special withdrawal liability rule set forth in Section 4203(b)(1)(B) of ERISA; and (vii) substantially all the employees with respect to whom the Company and each Subsidiary has an obligation to contribute to such Multiemployer Plan perform work in the building and construction industry. The Company has made available to Buyer or Buyer’s counsel true and correct copies of communications, dated no earlier than January 1, 2018, that provide an estimate of the amount of withdrawal liability for the Company and each Subsidiary of the Company, as provided by each Multiemployer Plan to which the Company or a Subsidiary of the Company currently contributes.
(h)    Within the last six (6) years, neither the Company nor any Subsidiary of the Company has sponsored, maintained, contributed to, been required to contribute to or otherwise incur any Liability or obligation (including without limitation through any ERISA Affiliate) on account of any employee pension benefit plan (as defined under Section 3(2) of ERISA, whether or not subject to ERISA) subject to Code Section 412 or Section 302 or Title IV of ERISA, excluding any Multiemployer Plan. No Plan (excluding any Multiemployer Plan) (i) is “multiple employer plan” as defined under Code Section 413(c); (ii) is “multiple employer welfare arrangement” as defined in Section 3(42)(A); or (iii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA or similar state law).
(i)    No act or omission has occurred that would reasonably be expected to result in the Company or any Subsidiary of the Company incurring any liability as a result of being treated as a single employer under subsection (b), (c), (m) or (o) of Code Section 414 with any Person (other than the Company and its Subsidiaries). Neither the Company nor any Subsidiary of the Company or ERISA Affiliate has been involved in any transaction that would reasonably be expected to cause the Company or any Subsidiary of the Company to be subject to liability under Section 4069 or 4212(c) of ERISA.
(j)    No act or omission has occurred that would reasonably be expected to cause the Company or any Subsidiary of the Company to incur (i) a material civil penalty pursuant to Section 409, 502(c), 502(i), or 502(l) of ERISA or (ii) a material Tax or assessable payment imposed pursuant to Chapter 43 of the Code.
(k)    Each Plan (excluding any Multiemployer Plan) has been established, documented, maintained and operated in all material respects in accordance with its terms and all applicable Laws.
(l)    All contributions, premiums and any other payments required by and due under or in respect of the terms of each Plan (excluding any Multiemployer Plan) or applicable Law, or payable to any Plan insurer or service provider, have in each case been timely paid in all material respects in accordance with the terms of such Plan, any applicable insurance or service provider Contract and the terms of all applicable Laws and all such amounts that are accrued or payable but not yet due are set forth on the Financial Statements. With respect to any insurance policy providing funding or reimbursement for benefits under any Plan (excluding any Multiemployer Plan), to the knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding.

(m)    Within the last three (3) years (a) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are or have been pending or, to the knowledge of Company, are currently threatened against the Company or any Subsidiary of the Company with respect to any Plan, and (b) no Plan (excluding any Multiemployer Plan) has been the subject of a pending or, to the knowledge of Company threatened audit, examination or investigation by any Governmental Entity.
(n)    Each Plan (excluding any Multiemployer Plan) that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A, to the extent applicable, complies in all material respects with Code Section 409A with respect to its form and operation, and no amount under any such Plan is or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B).
(o)    Except as set forth in Section 4.14(o) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) result in any material compensatory payment becoming due to any current or former employee, director, shareholder or other natural person service provider of the Company, (ii) materially increase any benefits otherwise payable under any Plan (excluding any Multiemployer Plan), (iii) result in the acceleration of time of payment or vesting of any such benefits to any material extent; (iv) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Plan (excluding any Multiemployer Plan), or (v) result in any “parachute payment” within the meaning of Code Section 280G.
(p)    With respect to Multiemployer Plans subject to Title IV of ERISA in which the Company or a Subsidiary currently contributes:
(i)    For Multiemployer Plans that have provided a communication with an estimate of withdrawal liability, as set forth under Section 4.14(g) above, if the Company or a Subsidiary incurred a complete withdrawal from each such plan as of the assumed withdrawal date used in such communication, the aggregate amount of withdrawal liability that would be assessed by all such Multiemployer Plans to the Company and each Subsidiary would be, based on such communications, $17,060,582.
(ii)    For Multiemployer Plans that have not provided an estimate of withdrawal liability as set forth under Section 4.14(g) above, if the Company or a Subsidiary incurred a complete withdrawal from each such plan, the Company estimates that based on accrued liabilities set forth in each relevant plan’s publicly available 2016 or, if available 2017, Form 5500, under a methodology described in more detail in 4.14(p) of the Disclosure Schedule, the aggregate amount of withdrawal liability that would be assessed by all such Multiemployer Plans to the Company and each Subsidiary would not exceed $2,811,313.
SECTION 4.15    Transactions with Related Parties. Except as set forth in Section 4.15 of the Disclosure Schedule or the Capital Structure Certificate, no executive officer, director, equityholder or Affiliate of the Company or any of its Subsidiaries: (i) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, manager, director or employee of, any Person that is a supplier, insurer, distributor, sales agent or customer of the Company or any of its Subsidiaries, (ii) owns, directly or indirectly, or has guaranteed obligations upon, in whole or in part, any material property that the Company or any of its Subsidiaries uses in the conduct of its business, or (iii) has any cause of action or other claim whatsoever against the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements arising in the ordinary course of business.
SECTION 4.16    Brokers. Except for Harris Williams & Co. and Moelis & Company LLC, the respective fees and expenses of which are included in the Transaction Expenses, no agent, broker, investment banker, person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
SECTION 4.17    Insurance. Section 4.17 of the Disclosure Schedule contains a list of each insurance policy maintained with respect to the business of the Company and its Subsidiaries. Each such insurance policy is in full force and effect, and all premiums have been paid in full. Except as set forth on Section 4.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any insurance policy maintained by them or reached or exceeded, with respect to any particular claim, the aggregate applicable policy limits under applicable insurance policies. Neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 4.18    Customers and Suppliers.
(a)    Neither the Company nor any Subsidiary of the Company has any outstanding material disputes with any customer that in either (i) the fiscal year ended December 31, 2017, was, or (ii) the fiscal year ending December 31, 2018, is reasonably projected to be, one of the ten (10) largest customers of the Company and its Subsidiaries based on amounts received or receivable by the Company and the Subsidiaries of the Company from such customer during such period (each, a “Top Customer”). During the period beginning on January 1, 2017 and ending on the date of this Agreement, neither the Company nor any Subsidiary of the Company has received any written notice from any Top Customer that such Top Customer intends to terminate or materially and adversely modify any existing contracts or agreements with the Company or any Subsidiary of the Company (or, following the Merger, their Affiliates).
(b)    Neither the Company nor any Subsidiary of the Company has any outstanding material dispute with any supplier who, in either (i) the fiscal year ended December 31, 2017, was, or (ii) the fiscal year ending December 31, 2018, is reasonably projected to be, one of the ten (10) largest suppliers of products or services to the Company and its Subsidiaries based on amounts paid or payable by the Company and the Subsidiaries of the Company to such supplier during such period (each, a “Top Supplier”). During the period beginning on January 1, 2017 and ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Top Supplier that such Top Supplier intends to terminate or materially and adversely modify existing contracts or agreements with the Company or any of its Subsidiaries (or, following the Merger, their Affiliates).
SECTION 4.19    Product and Service Warranties; Products Liability.
(a)    Neither the Company nor any of its Subsidiaries makes any other express warranty or guaranty as to Products sold, delivered or provided by, the Company or any of its Subsidiaries (a “Warranty”), and there is no pending or, to the knowledge of the Company, threatened written claim alleging any breach of any Warranty. Neither the Company nor any of its Subsidiaries has exposure to, or liability under, any Warranty beyond the type that is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope of the Company and its Subsidiaries.
(b)    Each Product sold, delivered or provided by, or on behalf of, the Company or any of its Subsidiaries in the last three (3) years has been in conformity in all material respects with all applicable contractual commitments and in conformity with all applicable consumer product safety Laws, regulations and standards adopted, applied, or relied upon by a Governmental Entity, and all express and implied warranties with respect thereto (including any Warranty), and neither the Company nor any of its Subsidiaries has any material liability for replacement or repair of any such Products or other damages in connection therewith. Each Product is, and at all relevant times has been, fit for ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made with respect to such products. There is no design defect with respect to any Product. Each Product contains adequate warnings, presented in a reasonably prominent manner, in accordance in all material respects with applicable Law and current industry practice with respect to its contents and use. No Product designed, sold, delivered or distributed by, or on behalf of, the Company or any of its Subsidiaries in the last three (3) years is in violation of any guaranty, warranty or other indemnity. In the last three (3) years, there have been no recalls (whether voluntary or compulsory) of any Products sold, distributed, leased, delivered or provided by, or on behalf of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any plans to initiate a voluntary product recall.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:
SECTION 5.1    Organization; Power and Authority.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. Merger Sub has made available to the Company complete and correct copies of its constitutive documents as amended to the date of this Agreement.

SECTION 5.2    Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate powers and have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub (other than the filing of a Certificate of Merger pursuant to the DGCL). This Agreement has been duly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company and the Stockholders’ Representative) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.
SECTION 5.3    Conflicts; Consents. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby does not (i) conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive documents of Buyer or Merger Sub, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration), whether after the giving of notice or lapse of time, or both, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound, or (iii) violate any Laws or orders or restrictions imposed by any Governmental Entity applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above would not reasonably be expected to have a Buyer Material Adverse Effect. Except for any filings as may be required under the DGCL in connection with the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.
SECTION 5.4    Brokers. No agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.
SECTION 5.5    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Buyer or Merger Sub, threatened in writing by or before any court or other Governmental Entity against Buyer or Merger Sub that bring into question the validity of this Agreement or would reasonably be expected to have a Buyer Material Adverse Effect. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity seeking or purporting to enjoin or restrain the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby.

SECTION 5.6    Funds. Buyer has delivered to the Company on the date hereof true, correct and complete copies of an executed commitment letter and related term sheets and fee letter (with only fee amounts, pricing caps and other economic and covenant terms redacted (none of which would adversely affect the amount or availability of the Financing)) from the parties identified therein (the “Commitment Parties”) committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide up to $80,000,000 in the aggregate of debt financing to the Person(s) identified in such commitment letter (such commitment letter, together with all term sheets and attachments thereto and the fee letter executed in connection therewith, the “Commitment Letter”, and the debt financing committed pursuant to the Commitment Letter, the “Financing”) the net proceeds of which will be used to refinance certain outstanding indebtedness of the Company on the Closing Date, substantially concurrently with (but immediately after) the Closing. Other than the letters comprising the Commitment Letter, as of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the Financing. Assuming the satisfaction of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing), Buyer will have available to it at the relevant times hereunder sufficient unrestricted cash on hand necessary to consummate the transactions contemplated hereby and by the Commitment Letter and to perform its obligations hereunder and thereunder, including (a) all payments to be made pursuant to Section 3.6 and (b) all of the out-of-pocket costs of Buyer arising from the consummation of the transactions contemplated by this Agreement which are necessary to be paid in order to consummate the transactions contemplated hereby. The obligations to fund the commitments under the Commitment Letter are not subject to any condition, other than the conditions expressly set forth in the Commitment Letter. The Commitment Letter has been duly executed and delivered by Buyer and, to the knowledge of Buyer, each other Person party thereto, and the Commitment Letter is in full force and effect as of the date hereof and constitutes the valid and binding obligation of Buyer and, to the knowledge of Buyer, each other Person party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. As of the date hereof, (i) the Commitment Letter has not been amended or modified, (ii) to the knowledge of the Buyer, no such amendment or modification is contemplated or the subject of current discussions, and (iii) the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. There are no fees, expense reimbursement obligations or other amounts that are required to be paid by Buyer prior to Closing under or in respect of the Commitment Letter which have not been paid. As of the date hereof, (x) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Commitment Letter and (y) Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied on the Closing Date or that the full amount of the Financing contemplated by the Commitment Letter will not be made available on the Closing Date. Notwithstanding anything in this Section 5.6 or elsewhere in this Agreement to the contrary, but subject to the limitations of Section 12.9(b), Buyer affirms, represents and warrants that (A) it is not a condition to the Closing or to any of its obligations under this Agreement that it obtain financing for or related to any of the transactions contemplated by this Agreement, (B) the obligations of Buyer under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Commitment Letter and (C) the obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
SECTION 5.7    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financings related thereto), Buyer and the Surviving Company shall on a consolidated basis, be able to pay their respective debts as they become absolute and matured in the ordinary course and shall own property on a consolidated and going concern basis having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement (including any financings related thereto), Buyer and the Surviving Company shall on a consolidated and going concern basis have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, Merger Sub or the Surviving Company.
SECTION 5.8    Tax Matters. Buyer and its Subsidiaries have been filing a consolidated federal income tax return pursuant to Section 1502 of the Code and the Treasury Regulations promulgated thereunder, and after the Closing Date, the Company and its Subsidiaries will join in the filing of the consolidated federal income tax return that includes Buyer.
ARTICLE VI

CERTAIN COVENANTS
SECTION 6.1    Conduct of Business.
(a)    From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Article XI, (i) except as set forth in Section 6.1 of the Disclosure Schedule or as expressly permitted or required by this Agreement or otherwise consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall operate its business only in the ordinary course of business consistent with past practice and (ii) the Company shall use its commercially reasonable efforts to:
(i)    preserve intact the present organization of the Company and its Subsidiaries;
(ii)    keep available the services of the present officers and employees of the Company;
(iii)    preserve the Company’s goodwill and relationships with material customers, suppliers, licensors, licensees, contractors, distributors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;
(iv)    continue all current sales, marketing and other promotional policies, programs and activities;

(v)    maintain the assets of the Company and its Subsidiaries in good repair, order and condition;
(vi)    not assign, transfer, dedicate to the public, abandon, cancel, or license any material Intellectual Property, other than (x) non-exclusive licenses of Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business or (y) the lapse or abandonment of Intellectual Property no longer useful in the operation of the business of the Company or its Subsidiaries; and
(vii)    maintain the Company’s insurance policies and risk management programs, and in the event of casualty, loss or damage to any material assets of the Company or any of its Subsidiaries, repair or replace such assets in the reasonable determination of the Company with assets of comparable quality, as the case may be.
(b)    Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (which consent, other than with respect to the Specified Prohibitions, shall not be unreasonably withheld, conditioned or delayed), directly or indirectly (i) cause or permit any state of affairs, action or omission described in Section 4.6 (except for clauses (a), (l) and (t) thereof), (ii) make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, file any Tax Return with a due date after the Closing Date, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, if such election, adoption, change, filing, amendment, agreement, settlement, surrender or consent would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries, reducing the availability of any Tax attribute of the Company or any of its Subsidiaries (other than utilizing such Tax attributes in a manner consistent with past practice unless otherwise required by applicable Law), or otherwise adversely impacting the Buyer, the Company or any of its Subsidiaries for any Post-Closing Tax Period or (iii) take or agree in writing or otherwise to take any action that would reasonably be expected to prevent the satisfaction of any condition to closing set forth in Article VIII.
SECTION 6.2    Access and Information; Confidentiality.
(a)    Subject to the terms of the Confidentiality Agreement, from the date of this Agreement until the earlier of (i) the Closing, and (ii) the termination of this Agreement in accordance with Article XI, the Company shall (x) allow Buyer and its Representatives to make such reasonable investigation of the business, operations and properties of the Company, including granting reasonable access to the respective Representatives of the Company and its Subsidiaries and the properties, books and records of the Company and its Subsidiaries and (y) furnish Buyer and its Representatives with such financial, operating and other data and information and copies of documents with respect to the Company or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. Notwithstanding anything to the contrary in this Section 6.2(a), the foregoing shall (a) be permitted only to the extent reasonably necessary to enable Buyer to complete the transactions contemplated by this Agreement, (b) not apply with respect to any information the disclosure of which would, based on the advice of the Company’s outside counsel, waive any privilege or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof of which the Company shall promptly notify Buyer, (c) not apply with respect to any document or information regarding the Company’s or any of its Subsidiaries’ entry into or conducting of a competitive sale process prior to the execution of this Agreement, (d) not apply with respect to any investigation, sampling or testing of any environmental media at any properties of the Company or its Subsidiaries, except with the Company’s prior written consent (e) not apply to such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, might reasonably result in antitrust difficulties between the Company and its Subsidiaries and Buyer or any of their respective Affiliates and (f) not apply with respect to any document or information the disclosure of which would be in violation of applicable Laws of any Governmental Entity or the provisions of any agreement to which the Company or any of its Subsidiaries is a party. Neither Buyer nor Merger Sub shall, prior to the Closing Date, have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement, with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company or any of its Subsidiaries, except in consultation with the Company and then only with the express prior approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed).
(b)    All access and investigation pursuant to this Section 6.2 shall be coordinated through the Company’s Chief Financial Officer, shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries and shall be subject to existing confidentiality obligations of the Company and its Subsidiaries and applicable Law.
SECTION 6.3    Stockholder Consent and Notice. Promptly following the execution of this Agreement, the Company shall solicit the Stockholder Written Consent from all of its Stockholders entitled to vote thereon. The Company shall promptly deliver to Buyer a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Upon receipt of the Requisite Stockholder Approval, the Company shall promptly deliver a written notice (the “Stockholder Notice”) to each Stockholder whose consent was not obtained prior to the Company’s receipt of the Requisite Stockholder Approval, which notice shall include the notice to stockholders required by Section 262 of the Delaware General Corporation Law of the approval of the Merger and that appraisal rights are available. Buyer shall have a right to review and comment upon the Stockholder Notice prior to any delivery of the Stockholder Notice to any Stockholders, and the Company shall consider in good faith any comments made by Buyer on the Stockholder Notice prior to the delivery thereof to any Stockholders.
SECTION 6.4    Reasonable Best Efforts; Further Assurances.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (including making any requisite filings or giving any requisite notices) under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VIII are satisfied, insofar as such matters are within the control of any of them. Without limiting the generality of the foregoing and subject to Section 6.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.
(b)    In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to consummate the transactions contemplated by this Agreement.
SECTION 6.5    Public Announcements.  The parties hereto will not, and will cause each of their Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party hereto may, without the prior consent of the other parties hereto, issue or cause the publication of any such press release or other public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, that such action is required by applicable Law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or other public announcement in advance of its issuance or publication.
SECTION 6.6    Indemnification of Directors and Officers; Insurance.
(a)    For a period of six (6) years following the Effective Time, Buyer shall, and shall cause the Surviving Company or its successor to, fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at anytime prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or fiduciary of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) under the certificate of incorporation or bylaws of the Company or in any indemnification agreements in effect as of the date hereof and set forth in Section 6.6 of the Disclosure Schedule (copies of which have been made available to Buyer) to the fullest extent permitted under applicable Law.
(b)    At or prior to the Closing, the Company shall obtain, maintain and fully pay for irrevocable “tail” insurance policies naming all Persons who were directors or officers of the Company and its Subsidiaries prior to the Closing as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and related coverages that are under the same policy in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date; provided that the cost of the annual premium for such “tail” insurance policies shall not be required to exceed an amount equal to 300% of the annual premiums currently paid by the Company and its Subsidiaries for such insurance; provided, further, that, if such amount is insufficient for such coverage, the Company may spend up to such amount to obtain “tail” insurance policies with the greatest coverage available at such cost. Buyer shall not, and shall cause the Company and its Subsidiaries not to, cancel or change such insurance policies in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.6 applies without the prior written consent of such Company Indemnified Party. For the avoidance of doubt, the costs of such insurance policies shall constitute Transaction Expenses.
(c)    The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.6 applies without the consent of such affected Company Indemnified Party. The provisions of this Section 6.6 (i) are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
(d)    In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.6.
SECTION 6.7    Section 280G. To the extent that any individual who is a “disqualified individual” (as defined in Section 280G(c) of the Code) may receive any payment or benefit in connection with the transactions contemplated by this Agreement that individually or in the aggregate could be characterized as a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then no later than three (3) calendar days prior to the Closing, the Company shall obtain a written waiver from each such individual, pursuant to which the individual shall have waived his or her rights to some or all of such payments and benefits so that all remaining such payments and benefits applicable to such individual shall not constitute “parachute payments” (such waived payments and benefits, the “Waived 280G Benefits”), provided, however that at least three (3) calendar days prior to such deadline, Buyer shall have provided to the Company sufficient information regarding any payments or benefits offered by Buyer to such individual that could be so characterized as “parachute payments.” Promptly following the execution of such waivers, and in any event at least one (1) calendar day prior to the Closing, the Company shall solicit a vote of the Waived 280G Benefits from the stockholders of the Company in the manner provided under Section 280G(b)(5)(B) of the Code and its associated Treasury Regulations. Prior to soliciting such waivers and vote, the Company shall provide a draft of such waivers and such stockholder vote solicitation materials (together with any calculations) to Buyer for Buyer’s review and comment, and the Company shall consider in good faith Buyer’s comments thereto submitted before such waivers and vote are required to be provided to the applicable Persons. To the extent that any of the Waived 280G Benefits are not approved by the stockholders of the Company as contemplated above, prior to the Closing, such Waived 280G Benefits shall not be made or provided in any manner, except to the extent that such Waived 280G Benefits constitute reasonable compensation for personal services to be rendered after the Closing. Prior to the Closing, the Company shall deliver to Buyer evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.7 and that either (A) the requisite number of votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (B) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.
SECTION 6.8    Post-Closing Record Retention and Access. From and after the Closing, Buyer shall provide the Stockholders’ Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials in the possession of the Company relating to the preparation of Tax Returns, to verify any item or information relevant pursuant to this Agreement (and any materials necessary for the preparation of any of the foregoing). Buyer shall not and shall cause the Company and its Subsidiaries not to, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any such books and records and other materials of the Company and its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Stockholders’ Representative such books and records and other materials or such portions thereof.
SECTION 6.9    Notices and Consents. Prior to the Closing, the Company shall (a) give (and shall cause its Subsidiaries to give) any required notices to third parties triggered as a result of this Agreement or the transactions contemplated hereby, and (b) use commercially reasonable efforts (and will cause its Subsidiaries to use commercially reasonable efforts) to obtain any third party consents triggered as a result of this Agreement or the transactions contemplated hereby, in each case of clauses (a) and (b) that Buyer may reasonably request in connection with the matters referred to in Section 4.4; provided, however, that nothing in Section 6.4(a) or this Section 6.9 shall require the Company or its Subsidiaries to (i) expend any money to obtain any such consent or to remedy any breach of any representation or warranty hereunder, (ii) commence any action, suit or proceeding or (iii) offer or grant any accommodation (financial or otherwise) to any third party.
SECTION 6.10    Expenses. Each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants; provided that Buyer shall pay, or cause to be paid, (i) all Transaction Expenses as provided in Section 3.6 and (ii) all Debt Repayment Expenses that are part of the Repaid Closing Indebtedness as provided in Section 3.6, and (iii) all fees, costs and expenses of the Escrow Agent and the Paying Agent (collectively, the “Agents’ Fees”); and provided, further, that the fees and expenses of the Independent Accountant, if any, shall be allocated as provided in Section 3.3.
SECTION 6.11    Employees and Employee Benefits. During the one-year period immediately following the Closing Date, Buyer and the Surviving Company shall provide employees of the Surviving Company and its Affiliates who were employees of the Company and its Subsidiaries immediately prior to the Closing and who continue employment with the Company and its Subsidiaries following the Closing Date with (i) annual rates of base salary or hourly wages, as applicable, and annual target cash incentive opportunities that are no less than the annual rates of base salary or hourly wages and annual target cash incentive opportunities provided to such employees immediately before the Closing; and (ii) coverage and benefits pursuant to employee benefit plans, programs, policies and arrangements that are, in the aggregate, substantially comparable to the benefits provided to such employees under the Plans (excluding any Multiemployer Plan) as in effect immediately prior to the Closing. Where applicable, each such employee shall receive full credit for service with the Company and its Subsidiaries for purposes of determining eligibility to participate and vesting (excluding equity-based compensation vesting) under each employee benefit plan, program, policy or arrangement to be provided by Buyer or the Surviving Company to such employee (excluding equity-based compensation) and for purposes of accruing vacation and other paid time off benefits to the same extent such service was recognized under the applicable Plan (excluding any Multiemployer Plan) immediately prior to the Closing. To the extent any such employee has satisfied any deductible or co-payments under the Plans that are group health plans for the Plan year in which the Closing occurs, Buyer or the Surviving Company shall use commercially reasonable measures to provide such employee with credit for such payment under the group health plans of Buyer or the Surviving Company that most closely resembles the group health Plan under which the deductible or co-payment was satisfied. Nothing in this Agreement (i) requires the Buyer or the Surviving Company and its Affiliates to continue the employment of any employee following the Closing, or (ii) constitutes a benefit plan or an amendment to a benefit plan.
SECTION 6.12    Omitted.
SECTION 6.13    No Solicitations. The Company will not, and will not permit any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries to, directly or indirectly, (a) solicit, initiate, engage in, respond to, or encourage, discussions or negotiations with any Person (whether such discussions or negotiations are initiated by them or otherwise), or solicit or encourage proposals from any Person, other than Buyer and its advisors and representatives, with respect to (i) any purchase, sale or other disposition of any material portion of the assets of the Company (other than sales of assets in the ordinary course of business otherwise permissible under Section 6.1), (ii) any issuance, sale or other disposition of any equity interests in the Company, (iii) any merger, acquisition, consolidation or similar business combination transaction involving the Company, or (iv) any recapitalization of the Company (each of the foregoing being defined as an “Acquisition Transaction”); (b) provide any information with respect to the Company to any person or entity, other than Buyer and its advisors and representatives, in connection with an Acquisition Transaction; or (c) enter into any agreement (whether or not binding or definitive) with any Person, other than Buyer and its advisors and representatives, concerning or relating to an Acquisition Transaction. The Company shall, and shall cause its Subsidiaries and their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer and Merger Sub) conducted heretofore with respect to any Acquisition Transaction. The Company agrees not to (and to cause its Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party.

SECTION 6.14    Payoff Letters. The Company shall use commercially reasonable efforts to obtain, no later than two (2) Business Days prior to the Closing Date, payoff letters in form reasonably satisfactory to Buyer and its Commitment Parties and their Representatives from the holders (or the agents for such holders) of the Closing Indebtedness set forth on Annex 5 attached hereto (collectively, the “Repaid Closing Indebtedness”), and all documents related thereto, including any credit agreements, pledge agreements, security agreements, notes and guarantees, and all Liens securing the Repaid Closing Indebtedness, shall be released or terminated upon the repayment of the Repaid Closing Indebtedness in accordance with the terms of such payoff letters and any possessory collateral securing any Repaid Closing Indebtedness shall be delivered to Buyer, its Commitment Parties or their respective designees, as directed by Buyer.
SECTION 6.15    Financing.
(a)    Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letter and to consummate the Financing on the Closing Date, including using its reasonable best efforts to (i) maintain in effect the commitment for the Financing set forth in the Commitment Letter, (ii) negotiate definitive agreements with respect thereto on the conditions contemplated by the Commitment Letter (including any “market flex” terms and conditions to which the Commitment Letter is subject), (iii) satisfy (and cause each of its Affiliates to satisfy), or if deemed advisable by Buyer obtain the waiver of, on a timely basis, all conditions applicable to Buyer or any of its Affiliates in the Commitment Letter and the definitive agreements related thereto (including payment of all fees and expenses) and comply with its obligations thereunder and (iv) enforce its rights under the Commitment Letter in the event of any breach or purported breach thereof (other than through the commencement of litigation). In the event that all conditions to the commitment of any counterparty to the Commitment Letter providing the Financing (other than conditions that are within the control of Buyer, including conditions relating to (1) the failure of any equity funding condition in the Commitment Letter, (2) the failure by Buyer or any of its Affiliates to deliver documents at the Closing, (3) the failure to pay costs, fees, expenses or other compensation contemplated by the Commitment Letter or related letters which are payable by Buyer or any of its Affiliates to the lead arrangers, other lenders and administrative agents or any other Person or (4) any breach, in any material respect, by Buyer, or any of its Affiliates under the Commitment Letter or related letters) have been satisfied, unless Buyer has obtained an equivalent amount of funds (to be applied to the same uses) from an alternate source of financing in lieu of the Financing Sources in one or more transactions that would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement, Buyer shall use reasonable best efforts to cause the Financing Sources, and each other Person providing such Financing, to fund when required hereunder the Financing required to consummate the transactions contemplated hereby. Buyer shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letter or in any definitive agreements related thereto.
(b)    Buyer shall not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or voluntarily replace the Commitment Letter if such amendment, modification, waiver or voluntary replacement (i) adds new (or adversely modifies any existing) conditions to the consummation of the Financing as compared to those in the Commitment Letter as in effect on the date of this Agreement, (ii) adversely affects in any material respect the ability of Buyer to enforce its rights against other parties to the Commitment Letter or the definitive agreements related to the Financing, (iii) reduces the aggregate amount of the Financing, unless other financing is increased by a corresponding amount (or Buyer or its Affiliates may draw upon an available revolving credit facility to fund an amount equal to such reduction; provided that such draw would not impair any availability required to fund the maximum amount of market flex that might be imposed), or (iv) could otherwise be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement.
(c)    If any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Commitment Letter (including any “market flex” terms and conditions to which the Commitment Letter is subject), or Buyer becomes aware of any event or circumstance that could reasonably be expected to make any portion of the Financing unavailable on the terms and conditions contemplated by the Commitment Letter (including any “market flex” terms and conditions to which the Commitment Letter is subject), regardless of the reason therefor, then Buyer shall (i) use its reasonable best efforts to arrange and obtain in replacement thereof, and to negotiate and enter into agreements with respect to, alternative financing from alternative sources, in an amount sufficient to consummate the transactions contemplated hereby and to pay related fees and expenses, with terms and conditions (including “market flex” terms and conditions) not materially less favorable to Buyer than the terms and conditions contemplated by the Commitment Letter (including any “market flex” terms and conditions to which the Commitment Letter is subject), as promptly as practicable following the occurrence of such event, but in no event later than the date on which Buyer is required to consummate the transactions contemplated by this Agreement in accordance with this Agreement, and (ii) promptly notify the Company of such unavailability and the reason therefor. For purposes of this Agreement, references to the “Financing” shall include the financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced by this Section 6.15(c), and references to the “Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 6.15(c).
(d)    Buyer shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange and consummate the Financing. Buyer shall give the Company prompt written and electronic notice of any knowledge of (i) any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or definitive documents related to the Financing of which Buyer becomes aware, (ii) the receipt of any notice or other communication from any Financing Source or other Person providing the Financing with respect to (A) any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or any definitive document related to the Financing of any provisions of the Commitment Letter or any definitive document related to the Financing (or any statement by any such Person that such Person does not intend to enter into any such document or to consummate the transactions contemplated thereby) or (B) any material dispute or disagreement between or among any parties to the Commitment Letter or any definitive document related to the Financing and (iii) the occurrence of any event or development that could reasonably be expected to adversely impact the ability of Buyer to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or the definitive documents related to the Financing (or if at any time for any other reason Buyer believes that it will not be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or the definitive documents related to the Financing). As soon as reasonably practicable (and in any event within two (2) Business Days) after the date on which the Company delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.
SECTION 6.16    Assistance with Financing.
(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article XI, subject to the limitations set forth in this Section 6.16, and unless otherwise agreed by Buyer, the Company will use commercially reasonable efforts to cooperate with Buyer as reasonably requested by Buyer in connection with Buyer’s arrangement of the Financing; provided that nothing herein shall require such cooperation to the extent it would interfere in any material respect with the business or operations of the Company or any of its Subsidiaries. Such cooperation will include (i) subject to the remaining provisions of this Section 6.16, making appropriate executive officers available for participation in a reasonable number of meetings, lender meetings, due diligence sessions and road shows at mutually agreeable times and upon reasonable notice, (ii) assistance in the preparation of offering memoranda, lender presentations, private placement memoranda, prospectuses and similar documents and the execution and delivery of any definitive financing documents as may be reasonably requested by Buyer or any prospective lender to Buyer; provided that any private placement memoranda, lender meetings, prospectuses and similar documents shall contain disclosures and financial statements reflecting the Company’s financial position after giving effect to the transactions contemplated by this Agreement, (iii) furnishing Buyer and its financing sources with copies of such financial and operating data with respect to the Company and its Subsidiaries which is prepared by the Company in the ordinary course of business and is customarily required for completion of debt financings similar to the Financing; provided that, notwithstanding anything in this Agreement to the contrary, the Company shall not be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters (but excluding customary authorization letters) or any certificate as to solvency or any other certificate necessary for the Financing; provided, further, that nothing in this Agreement shall require the Company to cause the delivery of (x) any financial information in a form not customarily prepared by the Company with respect to such period or (y) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than forty five (45) days prior to the date of such request (or ninety (90) days in the case of a fiscal year end), (iv) obtaining customary pay-off letters, lien terminations, title transfers, and instruments of discharge or transfer relating to any assets to be delivered at the Closing Date; (v) ensuring that there are no competing issuances of debt securities or syndicated credit facilities of the Company or its Subsidiaries being offered, placed or arranged between the execution of this Agreement and the Closing Date (other than the Financing); (vi) assisting reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Buyer or Merger Sub and otherwise reasonably facilitating the pledging of collateral; (vii) subject to the immediately following sentence, executing and delivering any necessary and customary pledge and security documents, guarantees, mortgages, collateral filings, other definitive financing documents (including one or more credit agreements, note purchase agreements, indentures and/or other instruments) in connection with such Financing or other certificates or documents as may reasonably be requested by Buyer or Merger Sub and reasonably facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the Financing; and (viii) at least five (5) Business Days prior to Closing, providing all documentation and other information about the Company and its Subsidiaries that is reasonably requested by the Financing Sources and the Financing Sources that they reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by Buyer or Merger Sub in writing at least ten (10) Business Days prior to Closing. Buyer agrees that the execution by the Company or any of its Subsidiaries of any documents (other than customary authorization letters) in connection with the financing for the transactions contemplated by this Agreement shall be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect until the Closing. Notwithstanding anything in this Section 6.16 or elsewhere in this Agreement to the contrary, in no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any fee or incur any liability or make any commitment or agreement effective in connection with the Financing prior to the Closing.
(b)    Buyer shall promptly upon any request by the Company reimburse the Company for all fees, costs and expenses (including fees and expenses of counsel) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with their compliance with this Section 6.16 and shall indemnify and hold harmless the Company, its Subsidiaries, their respective current and former managers, directors, officers and employees and each of their respective Representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except for any of the foregoing to the extent the same is the result of gross negligence, willful misconduct or Intentional Fraud committed by or on behalf of the Company, its Subsidiaries or their respective Representatives in connection with the arrangement of the Financing and any information provided for or used in connection therewith (other than information provided by the Company, its Subsidiaries, and their respective Representatives).
SECTION 6.17    Additional Agreements.
(a)    Buyer acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has relied solely on the results of its own independent investigation and the representations and warranties of the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedule. Such representations and warranties by the Company expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedule, Section 6.17(b) and the Transaction Agreements, constitute the sole and exclusive representations and warranties of or regarding the Company and its Subsidiaries to Buyer in connection with the transactions contemplated hereby, and Buyer (a) represents, warrants and agrees that it has not relied upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries or in respect of the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to Buyer and its representatives), and (b) waives any right Buyer may have against the Company with respect to any inaccuracy of any such other representation, warranty, statement or information or with respect to any omission or nondisclosure, on the part of the Company or any Representative of the Company or any Subsidiary thereof, of any potentially material information. In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of, and expressly disclaims reliance upon, the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that none of the Company, its Subsidiaries, or any of their respective direct or indirect Affiliates or Representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts except as explicitly set forth in Article IV. BUYER ACKNOWLEDGES THAT THE COMPANY IS NOT MAKING ANY REPRESENTATION OR OTHER WARRANTY (EITHER EXPRESS OR IMPLIED, BY FACT OR LAW) OTHER THAN THOSE EXPRESSLY AND SPECIFICALLY SET OUT IN ARTICLE IV (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), AND THE TRANSACTION AGREEMENTS INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Notwithstanding anything to the contrary set forth herein, the foregoing shall not apply in the event of Intentional Fraud or to any claims or rights of Buyer, any Affiliate of Buyer or any other Person arising out of Intentional Fraud.
(b)    The representations and warranties by Buyer and Merger Sub expressly and specifically set forth in Article V, Section 6.17(a) and the Transaction Agreements constitute the sole and exclusive representations and warranties of or regarding Buyer and Merger Sub to the Company in connection with the transactions contemplated hereby and thereby, and the Company represents, warrants and agrees that it has not relied upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of Buyer and Merger Sub or in respect of the accuracy or completeness of any information regarding Buyer or Merger Sub furnished or made available to the Company and its representatives). THE COMPANY ACKNOWLEDGES THAT NEITHER BUYER NOR MERGER SUB IS MAKING ANY REPRESENTATION OR OTHER WARRANTY (EITHER EXPRESS OR IMPLIED, BY FACT OR LAW) OTHER THAN THOSE EXPRESSLY AND SPECIFICALLY SET OUT IN ARTICLE V, SECTION 6.17(a) AND THE TRANSACTION AGREEMENTS. Notwithstanding anything to the contrary set forth herein, the foregoing shall not apply in the event of Intentional Fraud or to any claims or rights of the Company, any Affiliate of the Company or any other Person arising out of Intentional Fraud.

SECTION 6.18    Divested Assets and Transition Services Agreement. Prior to the Closing, the Company shall, or shall cause its applicable Subsidiary to, contribute the assets described on Section 6.18 of the Disclosure Schedule (the “Divested Assets”), together with all associated rights, claims, obligations and liabilities, to a newly formed Delaware limited liability company (“NewCo LLC”), (which, initially shall be owned by the Company and prior to or at the Closing, all of the equity interests in which entity shall be distributed to the Preferred Stockholders) pursuant to a contribution agreement in form and substance reasonably satisfactory to Buyer (the “Divestiture”) and to that end, the Company shall inform Buyer of the amount of taxable gain (if any) resulting from the Divestiture and the Preferred Stockholders shall pay Buyer an amount equal to all Taxes imposed in respect of such gain, in accordance with Section 7.2(d). Subject to the preceding sentence, each of Buyer and Merger Sub hereby consents to the Divestiture. Following the Closing, the Buyer shall cause the Company to provide the services set forth in the Transition Services Agreement on the terms and subject to the conditions set forth therein.
SECTION 6.19    Collection of Certain Receivables. Following the Closing, Buyer shall cause the Company (and its Subsidiaries) to use commercially reasonable efforts to collect the outstanding accounts receivable set forth on Section 6.19 of the Disclosure Schedule (the “SNC Receivables”) and as reasonably requested by the Stockholders’ Representative from time to time, provide the Stockholders’ Representative with (i) information regarding the status of collection of the SNC Receivables and (ii) reasonable access during normal business hours to all documentation and information in the possession or control of the Company or its Subsidiaries related to or supporting the SNC Receivables, in each case, subject to confidentiality requirements, if any, associated therewith. Upon any such collection, as and when received from time to time, Buyer shall, or shall cause the Company to, (i) promptly (but in any event within three (3) Business Days following collection) notify the Stockholders’ Representative of such collection and (ii) deliver all such collected amounts by wire transfer of immediately available funds to the account or accounts to be designated by the Stockholders’ Representative in writing as soon as reasonably practicable after receipt of such instructions from the Stockholders’ Representative. Without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer nor the Company nor any of its Subsidiaries may discount or compromise the SNC Receivables or any portion thereof. Upon reasonable request from the Stockholders’ Representative, notwithstanding anything to the contrary herein, Buyer shall (A) permit the Stockholders’ Representative’s, at its sole expense, to assign to any Person or Persons designated by the Stockholders’ Representative in writing its rights under this Section 6.19, or (B) cause the Company to assign the economic benefit of the SNC Receivables to any Person or Persons designated by the Stockholders’ Representative in writing; provided, however, that in the case of any assignment pursuant to clause (B) above, the assignment shall be subject to the assignee executing an acknowledgment reasonably satisfactory to Buyer of Buyer’s exclusive right to control the prosecution and collection of the SNC Receivables and a waiver of any right to litigate or otherwise directly pursue collection of any SNC Receivable against the applicable counterparty. Upon reasonable request from the Stockholders’ Representative, Buyer shall cause the Company (and its Subsidiaries) to provide copies of all documentation and information in the possession or control of the Company or its Subsidiaries related to or supporting the SNC Receivables to any such assignee.

SECTION 6.20    R&W Insurance Policy. Buyer has obtained a binder agreement with respect to the R&W Insurance Policy and hereby represents to the Company that such policy shall be bound as of the Closing Date. The Company shall cooperate with Buyer and the applicable insurance provider as reasonably requested by Buyer and such insurance provider in connection with obtaining the R&W Insurance Policy.
SECTION 6.21    Transition Services Agreement. Prior to the Closing Date, Buyer and the Stockholders’ Representative shall negotiate in good faith a Transition Services Agreement containing the terms set forth on Exhibit F and other customary terms in form and substance reasonably acceptable to Buyer and the Stockholder’s Representative.
SECTION 6.22    Termination of Employment. Prior to the Closing, if not otherwise terminated, the Company shall terminate its employment of Brent Smith and Doug Vail and satisfy any severance or other payment obligations resulting therefrom.
ARTICLE VII
TAX MATTERS
SECTION 7.1    Transfer Taxes. Transfer Taxes imposed as a result of any transaction contemplated by this Agreement shall be borne (i) 50%, on a joint, but not several basis, by the Preferred Stockholders and (ii) 50% by Buyer. The party with primary responsibility under applicable Law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. Such other party shall reimburse the first party for its portion of such Transfer Tax liability as determined pursuant to this Section 7.1 within 10 Business Days of receipt of such notice.
SECTION 7.2    Pre-Closing Tax Returns.
(a)    The Company shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company and its Subsidiaries due on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(b)    The Stockholders’ Representative shall, at Stockholders’ Representative’s expense, prepare, or cause to be prepared in a manner consistent with past practices, except as otherwise required by applicable Law, and shall timely file or cause to be timely filed, all income Tax Returns of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period (not including any Straddle Tax Period ending on and including the Closing Date). No later than fifteen (15) Business Days prior to the due date for filing any such Tax Returns, the Stockholders’ Representative shall provide Buyer with an opportunity to review and approve such Tax Returns (which approval shall not be unreasonably withheld, conditioned or delayed). Buyer shall file such Tax Return, or cause any such Tax Return to be filed, on a timely basis. If Buyer disagrees with the treatment of any item on such Tax Return, the Stockholders’ Representative and the Buyer shall attempt to resolve such disagreement in good faith. If the Stockholders’ Representative and Buyer cannot resolve such disagreement, any disputed items shall be referred to, and decided by, the Independent Accountant, without limiting Buyer’s right to indemnification hereunder.
(c)    Buyer shall prepare, or cause to be prepared in a manner consistent with past practice, except as otherwise required by applicable Law, and shall timely file or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period (including with respect to any Straddle Tax Period) other than Tax Returns prepared and filed pursuant to Section 7.2(a) and Section 7.2(b). No later than fifteen (15) Business Days prior to the due date for filing any such Tax Returns, Buyer shall provide the Stockholders’ Representative with an opportunity to review and approve such Tax Returns(which approval shall not be unreasonably withheld, conditioned or delayed).
(d)    The Preferred Stockholders and Option Holders shall, jointly but not severally, pay Buyer an amount equal to all Taxes shown as due on a Tax Return prepared in accordance with Section 7.2(b)or (c)at least three (3) Business Days prior to the due date for such Tax Return (or within ten (10) Business Days of the Stockholders’ Representative receiving the Tax Return for review pursuant to Section 7.2(c), if later), but only to the extent that the aggregate amount of such Taxes exceeds the amount of Taxes reflected as a liability in the Closing Net Working Capital.
SECTION 7.3    Refunds and Credits. Except to the extent such amounts were taken into account in the calculation of Closing Net Working Capital, the Preferred Stockholders shall be entitled to receive from Buyer, the Surviving Company and their respective Subsidiaries and Affiliates all refunds (or credits for overpayments, to the extent such credits actually reduce Tax liabilities) of Taxes, including any interest actually received from the relevant Tax Authority, attributable to a Pre-Closing Tax Period and promptly upon receipt of any such Tax refund or the filing of the Tax Return reflecting such credit for overpayment Buyer will make a payment or will cause to make a payment of such amounts to the Paying Agent for payment thereof by the Paying Agent pro rata to the Preferred Stockholders less any applicable withholding taxes and without interest (except for any interest paid by the Tax Authority to the Buyer with respect to such refund).
SECTION 7.4    Tax Proceedings.
(a)    Buyer shall promptly notify the Stockholders’ Representative in writing of the commencement of any audit or examination of any Tax Return of the Surviving Company or its Subsidiaries for any Pre-Closing Tax Period and any other proposed change or adjustment, claim, dispute, arbitration or litigation (a “Tax Proceeding”) that, if sustained, may give rise to a claim for indemnification in respect of Taxes under this Agreement (a “Tax Claim”).  Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Tax Authority in respect of any such asserted Tax Claim.
(b)    Stockholders’ Representative shall, at its own cost and expense, control any Tax Proceeding in respect of any Pre-Closing Tax Period (not including Straddle Tax Periods); provided, however, that (i) the Stockholders’ Representative shall inform the Buyer of the status and progress of such Tax Proceeding, (ii) the Buyer shall have the opportunity to participate in such Tax Proceeding at its own cost and expense and (iii) the Stockholders’ Representative shall not settle any such Tax Proceeding or any Tax Claim that is the subject of such Tax Proceeding without the Buyer’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).
(c)    Buyer shall, at its own cost and expense, control any Tax Proceeding in respect of any Straddle Tax Period; provided, however, that (i) Buyer shall inform the Stockholders’ Representative of the status and progress of such Tax Proceeding, (ii) the Stockholders’ Representative shall have the opportunity to participate in such Tax Proceeding at its own cost and expense and (iii) Buyer shall not settle any such Tax Proceeding or any Tax Claim that is the subject of such Tax Proceeding without the Stockholders’ Representative’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).
SECTION 7.5    Straddle Tax Periods. In the case of any Taxes with respect to a Straddle Tax Period, the portion of such Tax related to the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date except that the amount of Taxes of the Company or any of its Subsidiaries imposed on a periodic basis for a Straddle Tax Period that relates to the portion of the Straddle Tax Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Tax Period.
SECTION 7.6    Pre-Closing Actions.
(a)    Except as provided in Section 7.2(c), Buyer or its Affiliates (including the Company or any of its Subsidiaries) shall not file or amend any Tax Return with respect to any Pre-Closing Tax Period or make any election that has retroactive effect to any Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, delayed or conditioned) unless required by law or pursuant to the settlement of a Tax Proceeding.
(b)    Prior to the Closing, the Company and each applicable Subsidiary shall terminate any and all powers of attorney granted and currently in force with respect to any matter relating to Taxes.

SECTION 7.7    Payment Mechanics. For any payments required to be made or caused to be made by Buyer under this Article VII, Buyer will, and will cause the Surviving Company or its Subsidiaries or their Affiliates, as applicable, to, deliver and pay over, by wire transfer of immediately available funds the amount of such payment to, (i) with respect to amounts payable to the Preferred Stockholders, the Paying Agent for payment thereof by the Paying Agent pro rata to the Preferred Stockholders and (ii) with respect to amounts payable to Change of Control Bonus Recipients, the Surviving Company for payment thereof by the Surviving Company as soon as practicable (but no later than one payroll cycle) after receipt thereof pro rata to the Change of Control Bonus Recipients, in each case (clauses (i) and (ii)), in accordance with the Capital Structure Certificate, Change of Control Bonus Annex and less any applicable withholding Taxes and without interest.
SECTION 7.8    Buyer’s Tax Return The parties acknowledge that the taxable year of the Company and its Subsidiaries will end at the end of the day on the Closing Date.
SECTION 7.9    Cooperation The Stockholders’ Representative and Buyer shall reasonably cooperate, and shall cause their respective Affiliates reasonably to cooperate, in preparing and filing all Tax Returns of the Company and Company Subsidiaries, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Pre-Closing Tax Periods and Straddle Tax Periods. Buyer shall, and shall cause each of its Affiliates to, (i) properly retain and maintain such records until the earlier of (A) such time as Buyer and Stockholders’ Representative mutually agree that such retention and maintenance is no longer necessary or (B) six (6) years following the Closing Date and (ii) allow Buyer or the Stockholders’ Representative, as applicable, and each of its Affiliates at times and dates mutually acceptable to the parties hereto, to inspect, review and make copies of such records as Buyer or the Stockholders’ Representative, as applicable, may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party’s expense.
ARTICLE VIII

CONDITIONS PRECEDENT
SECTION 8.1    Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:
(a)    Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal, shall have been obtained or be in effect, as the case may be.
(b)    No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger.
(c)    Stockholder Approval. The Merger shall have been duly approved by holders of the Company’s capital stock as required by the Company Charter and the DGCL.
SECTION 8.2    Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:
(a)    Representations and Warranties; Performance of Obligations. Other than the Fundamental Representations, the Company’s representations and warranties contained in Article IV (without giving effect to any “material,” “materiality” or “Company Material Adverse Effect” qualification on such representations and warranties, except for the term “Company Material

Adverse Effect” as used in Section 4.6 and “Material Contract” as used in Section 4.8), shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to another date, in which case such representations and warranties shall be true and correct as of such date, except where the failure to be true and correct individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The Fundamental Representations shall be true and correct in all material respects on and as of the Closing with the effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to another date, in which case such representations and warranties shall be true and correct in all material respects as of such date. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date; provided that with respect to Section 6.16, there is no Willful and Material Breach of such Section 6.16 that is not cured by the Company within a reasonable time under the circumstances but no later than by the Termination Date following receipt of written notice of such breach from Buyer (which notice shall be given promptly after discovery of such Willful and Material Breach). Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in this Section 8.2(a) have been satisfied.
(b)    Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof and be continuing. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the condition specified in this Section 8.2(b) have been satisfied.
(c)    Annex and Certificate Delivery. The Company shall have delivered to Buyer each of the Closing Indebtedness Annex, the Transaction Expenses Annex, Change of Control Bonus Annex and the Capital Structure Certificate.
(d)    Director Resignations. The Company shall have delivered to Buyer a resignation, effective as of the Effective Time, from each member of the Board of Directors of the Company or the Board of Directors or comparable body for each Subsidiary of the Company, unless specified by Buyer no later than three Business Days prior to Closing.
(e)    Charlesbank Services Agreement. The Corporate Development and Administrative Services Agreement, dated as of July 31, 2007, by and between Charlesbank, Michael E. Horn, the Company and certain Subsidiaries of the Company shall have been terminated.
(f)    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by each of the Stockholders’ Representative and the Escrow Agent.
(g)    FIRPTA Certificate. The Company shall deliver or cause to be delivered to Buyer a duly executed certificate and related notice to the Internal Revenue Service, dated as of the Closing Date, satisfying each of the requirements of Treasury Regulations Section 1.897-2(h) and Treasury Regulations Section 1.1445-2(c)(3).

(h)    Secretary’s Certificate. Buyer shall have received a certificate dated the Closing Date and signed by the Secretary of the Company certifying as to (i) the terms and effectiveness of the certificate of incorporation and bylaws of the Company, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement and the transactions contemplated hereunder were approved by the Company’s Board of Directors) and (iii) the valid adoption of this Agreement and approval of the Merger by the Requisite Stockholder Approval.
(i)    Payoff Letters. The payoff letters contemplated by Section 6.14 shall have been executed and delivered by each of the holders of Repaid Closing Indebtedness.
(j)    Change of Control Bonus Recipient Letter. Change of Control Bonus Recipient Letters shall have been executed and delivered by each Change of Control Bonus Recipient.
(k)    Support Agreements. Each of the Support Agreements executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto.
(l)    Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by NewCo LLC.
SECTION 8.3    Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent:
(a)    Performance of Obligations; Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in Article V (without giving effect to any “material,” “materiality” or “Buyer Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to another date, in which case such representations and warranties shall be true and correct as of such date, except where the failure to be true and correct individually or in the aggregate would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in this Section 8.3(a) have been satisfied.
(b)    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Buyer.

ARTICLE IX
INDEMNIFICATION
SECTION 9.1    Indemnification of Buyer Indemnified Parties. From and following the Closing and subject to the procedures and limitations contained in this Article IX, each of Buyer, the Surviving Company and their respective officers, managers, directors, partners and Affiliates (each a “Buyer Indemnified Party” and, together, the “Buyer Indemnified Parties”) shall be indemnified and held harmless in accordance with this Article IX, from and against all claims, losses, liabilities, damages, deficiencies, costs, amounts paid in settlement, penalties and expenses, including reasonable attorneys’ fees and expenses (individually a “Loss” and, collectively, “Losses”) incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from:
(a)    any breach of any representation or warranty of the Company contained in this Agreement without regard, for purposes of this clause (a), to any qualifications as to materiality or Company Material Adverse Effect (or any correlative terms);
(b)    any breach of any covenant of the Company contained in this Agreement prior to the Closing;
(c)    any Pre-Closing Taxes;
(d)    the portion of Transfer Taxes for which the Preferred Stockholders are responsible pursuant to Section 7.1;
(e)    any and all claims by any Stockholder, holder of Company Options, or other equityholder of the Company (or any other Person who claims such Person was granted equity interests in the Company prior to the Closing) relating to or arising out of the transactions contemplated hereby, including the allocation of the Aggregate Merger Consideration;
(f)    any claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of the Company or any of its Subsidiaries (against the Company, Buyer, Merger Sub or any of their Affiliates (including the Surviving Company) or any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy;
(g)    any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including any fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares; and
(h)    any payment obligation in respect of a withdrawal liability assessment by the Specified Plan with respect to a complete or partial withdrawal within the meaning of ERISA Section 4203 or 4205 (as modified by ERISA Section 4208(d)(1), as applicable) that occurred prior to the Closing (“Specified Withdrawal Losses”).

SECTION 9.2    Indemnification of Seller Indemnified Parties. From and following the Closing, Buyer and the Surviving Company shall, jointly and severally, indemnify and hold harmless each Stockholder, the Stockholders’ Representative and their respective officers, managers, directors, partners and Affiliates (the “Seller Indemnified Parties”) against all Losses incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (a) any breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement, or (b) any breach of any covenant of Buyer or Merger Sub prior to the Closing or after the Closing, or of the Surviving Company after the Closing, in each case contained in this Agreement.
SECTION 9.3    Indemnification Procedures.
(a)    If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which a claim for indemnification is sought under this Article IX (a “Third Party Claim”) the Indemnified Party shall promptly provide the party or parties from which indemnification is sought hereunder (the “Indemnifying Party”) (and, if Buyer, with a copy to the Escrow Agent, the R&W Insurance Policy provider and the Stockholders’ Representative) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought (it being understood that any claim for indemnity under this Article IX must be made by written notice on or prior to the close of business on the Indemnity Termination Date). Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of a Third Party Claim at its own expense and, to the extent that it wishes, to assume the defense of a Third Party Claim, if (i) within thirty (30) days from receipt of any such notice of a Third Party Claim, the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense pursuant to its indemnification obligations hereunder, (ii) if the Indemnifying Party is a party to the Third Party Claim, the Indemnified Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest, (iii) such Third Party Claim does not seek equitable relief or an amount of damages in excess of what would otherwise be recoverable by the Indemnified Party under this Agreement, (iv) if the Indemnified Party is a Buyer Indemnified Party (A) the Third Party Claim, if resolved adversely, would not cause the Buyer Indemnified Parties to lose coverage under the R&W Insurance Policy, as determined by Buyer in good faith and with notice to the Stockholders’ Representative with detail supporting such determination and (B) the Indemnified Party does not reasonably believe that the Indemnifying Party's assumption of the defense of such Third Party Claim would adversely affect the business operations or commercial reputation of Buyer, the Surviving Company or any of their respective Affiliates and (v) the Indemnifying Party simultaneously agrees to fully indemnify the Indemnified Parties for such matter (subject to the procedures and limitations set forth in this Article IX). The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall reasonably assist and cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. Such assistance and cooperation will include providing reasonable access during normal business hours to information, records, personnel and documents relating to such matters. If the Indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no material and adverse effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (subject to the deductible amount set forth in Section 9.4(a)(i)). If, however, the Indemnifying Party elects not to assume the defense of a Third Party Claim, no compromise or settlement of such claims may be effected by the Indemnified Party without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the foregoing shall not apply to Tax Proceedings which shall be governed by Section 7.4.
(a)    If an Indemnified Party shall have a claim to be indemnified by an Indemnifying Party under this Agreement which does not involve a Third Party Claim, the Indemnified Party shall send to the Indemnifying Party (and, if Buyer, with a copy to the Escrow Agent, the R&W Insurance Policy provider and the Stockholders’ Representative) a written notice specifying the nature, the amount thereof, to the extent known, and the basis for indemnification sought which may be updated from time to time (it being understood that any claim for indemnity under this Article IX must be made by written notice on or prior to the close of business on the Indemnity Termination Date). The Indemnifying Party will have forty five (45) days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party; provided that if the Indemnifying Party does not give such notice of dispute, the Indemnified Party will be deemed to be entitled to the full amount of the claim for Losses set forth in the applicable notice. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in making its determination as to the validity of any claim for indemnity by the Indemnified Party by providing reasonable access during normal business hours to information, records, personnel and documents relating to such matters.
SECTION 9.4    Limitations on Indemnification.
(a)    No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to assert any claim for indemnification pursuant to Section 9.1 or Section 9.2, respectively, unless such claim is asserted by a written notice given by such party in accordance with the terms hereof prior to the close of business on the Indemnity Termination Date. Notwithstanding anything in this Agreement to the contrary,
(i)    other than with respect to Fundamental Representations, the representations set forth in Section 4.14(g)(i) and Intentional Fraud, the Buyer Indemnified Parties shall not be entitled to assert any claim for indemnification under Section 9.1(a) unless and until the aggregate liability for Losses suffered by the Buyer Indemnified Parties thereunder exceeds $675,000 (the “Deductible”), and then only to the extent of such excess (provided that, in calculating whether such amount has been exceeded, only particular Losses under Section 9.1(a) involving items or matters arising out of substantially similar facts and circumstances in excess of $15,000 shall be considered), and

(ii)    other than with respect to Intentional Fraud, the Seller Indemnified Parties shall not be entitled to assert any claim for indemnification under Section 9.2(a) unless and until the aggregate liability for Losses suffered by the Seller Indemnified Parties thereunder exceeds the Deductible, and then only to the extent of such excess (provided that, in calculating whether such amount has been exceeded, only particular Losses under Section 9.2(a) involving items or matters arising out of substantially similar facts and circumstances in excess of $15,000 shall be considered).
(b)    No claim for indemnification pursuant to Section 9.1 may be asserted with respect to any Losses suffered by the Buyer Indemnified Parties (and the amount of any such Loss shall not be included in the calculation of any limitations on indemnification set forth herein) resulting from amounts taken into account in the determinations of or amounts included in the calculations of Closing Net Working Capital, Closing Cash, Closing Transaction Expenses, Closing Severance Amount or the Adjusted Closing Indebtedness, in each case, as finally determined in accordance with Section 3.3(c). The amount of the payment for any Losses that any Buyer Indemnified Party is entitled to receive pursuant to Section 9.1 shall be reduced to reflect any Tax Benefit actually realized, in the year in which the indemnity payment is required to be made or in any prior year, by Buyer, the Surviving Company or any Subsidiary of the Surviving Company. For purposes of this Agreement, “Tax Benefit” means any deduction, amortization, exclusion from income or other allowance that actually reduces in cash the amount of Tax that Buyer, the Surviving Company or any Subsidiary of the Surviving Company would have been required to pay (or actually increases in cash the amount of Tax refund to which Buyer, the Surviving Company or any Subsidiary of the Surviving Company would have been entitled) in the absence of the item giving rise to the indemnity claim. For purposes of determining the amount of any payment due to the Indemnifying Party pursuant to this Section 9.4(b), Buyer, the Surviving Company or any Subsidiary of the Surviving Company shall be deemed to use all other deductions, amortizations, exclusions from income or other allowances of the Surviving Company or any Subsidiary of the Surviving Company (to the extent that such deductions, amortizations, exclusions from income or other allowances are entitled to be used under applicable Tax law) prior to the use of any Tax Benefits in respect of which Buyer is obligated to pay the Indemnifying Party hereunder.
(c)    Notwithstanding any other provision of this Agreement, but subject to the following sentence, no Buyer Indemnified Party shall be indemnified hereunder for any Losses related to (i) Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries for any Tax periods that are not Pre-Closing Tax Periods or (ii) the amount or usability of any net operating loss, capital loss, Tax basis, or other Tax asset. The foregoing shall not limit a Buyer Indemnified Party’s right to be indemnified under Section 9.1(c) for Losses attributable to Taxes described in clauses (ii) or (iii) of the definition of Pre-Closing Taxes.
(d)    To the extent required under applicable Law, the Indemnified Party shall use reasonable efforts to mitigate Losses for which indemnification may be claimed by such party pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.
(e)    The amount of the payment for any Losses that any Indemnified Party is entitled to receive pursuant to this Article IX shall be reduced by any related recoveries to which the Indemnified Party actually receives under applicable insurance policies (other than pursuant to the R&W Insurance Policy) or from any other Person alleged to be responsible for any such Losses (net of any costs or expenses incurred in obtaining such recoveries, including any resulting increases in insurance premiums). If an Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person in respect of any Losses, subsequent to an indemnification payment by an Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse such Indemnifying Party for any such previous payment made that has not otherwise been reimbursed up to the amount received by the Indemnified Party, net of any unpaid or unreimbursed costs or expenses incurred by such Indemnified Party in collecting such amount, including any resulting increases in insurance premiums (provided that if such reimbursement is owed to a Seller Indemnified Party, Buyer shall pay such amount to (i) with respect to amounts payable to the Stockholders, the Paying Agent or the Stockholders’ Representative for payment thereof by the Paying Agent or the Stockholders’ Representative, as applicable, pro rata to the Stockholders and (ii) with respect to amounts payable to Change of Control Bonus Recipients, the Surviving Company for payment thereof by the Surviving Company as soon as practicable (but no later than one payroll cycle) after receipt thereof pro rata to the Change of Control Bonus Recipients, in each case (clauses (i) and (ii)), as set forth in written instructions provided by the Stockholders’ Representative and in accordance with the Capital Structure Certificate, Change of Control Bonus Annex and less any applicable withholding taxes and without interest.
(f)    Notwithstanding anything to the contrary contained herein, no party hereto shall be liable to any other party hereto (including its respective heirs, legal representatives, successors or assigns, as the case may be, hereunder) for any punitive, special or exemplary damages, pursuant to this Article IX, whether for breach of representation or warranty or of covenant or other agreement or any obligation arising therefrom or otherwise, whether liability is asserted in contract or tort (including negligence and strict product liability) and regardless of whether such party has been advised of the possibility of any such loss or damage; provided, that an Indemnified Party may assert a claim for indemnification under this Article IX for any Losses for punitive, special or exemplary damages, if such Indemnified Party is required by an order, judgment, injunction, decree, ruling or award issued or entered by any Governmental Entity to pay such damages to a third party. Each party hereto hereby waives any claims that these exclusions deprive such party of an adequate remedy.
(g)    Following the Closing, except as expressly provided in Section 12.9 (but subject to the limitations therein) or as provided for in a Transaction Agreement against the party thereto and other than in the case of Intentional Fraud, each party hereto acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX (which (i) Losses under Sections 9.1(b), (c), (d), (e), (f), or (g) may only be recovered from first, the Indemnification Fund second, the R&W Insurance Policy, (ii) Losses under Section 9.1(a) incurred prior to the Indemnity Termination Date may be only recovered from first, the Indemnification Fund and second, under the R&W Insurance Policy, and (iii) Losses under Section 9.1(a) with respect to Fundamental Representations incurred after the Indemnity Termination Date may be only be recovered from the R&W Insurance Policy) or the post-closing adjustment provisions set forth in Section 3.3 (which, in the case of an Adjustment Amount payable to Buyer, may only be recovered from the Adjustment Fund and the Indemnification

Fund in accordance with Section 3.8(b)). Without limiting anything in this paragraph, and without limiting their rights pursuant to the indemnification provisions of this Article IX, the Buyer Indemnified Parties expressly waive any and all rights and remedies under any Environmental Laws including the Comprehensive Environmental Response Compensation and Liability Act, similar state statutes and common law in connection with any Losses relating to this Agreement (including the Schedules and exhibits attached hereto and the certificates delivered pursuant hereto) or the transactions contemplated hereby. All rights, claims and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Transaction Agreements, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the parties hereto and thereto. Except as otherwise expressly provided for in this Agreement or the Transaction Agreements or in the case of Intentional Fraud, no Person who is not a party hereto or to the Transaction Agreements, including any current, former or future representative or Affiliate of any party hereto, or any current, former or future representative or Affiliate of any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Transaction Agreements or based on, in respect of, or by reason of this Agreement or the Transaction Agreements or their negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. The parties hereto agree that the Nonparty Affiliates shall be third party beneficiaries of this Section 9.4(g).
SECTION 9.5    Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 9.1 and 9.2 and shall terminate at the close of business on the one (1) year anniversary of the Closing Date (the “Indemnity Termination Date”), except for the Fundamental Representations which shall survive until the close of business on the six (6) year anniversary of the Closing Date (other than the representations and warranties set forth in Section 4.13 (Tax Matters) which shall survive until the close of business on the date that is sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof)). The covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms, except for the obligations set forth in Sections 9.1(e), 9.1(f), and 9.1(g), which, in each case, shall survive the Closing and terminate on the Indemnity Termination Date. No party shall have any liability or obligation of any nature with respect to any representation, warranty, agreement or covenant after the termination thereof or otherwise after the applicable Indemnity Termination Date, except (i) with respect to Intentional Fraud or (ii) with respect to a claim for indemnification under this Article IX if written notice thereof has been given in accordance with the provisions hereof by the Indemnified Party to the Indemnifying Party prior to the close of business on the Indemnity Termination Date. Notwithstanding anything to the contrary contained herein, if such written notice has been given in accordance with the provisions hereof and prior to the termination of the applicable representation, warranty, covenant or agreement, then the relevant representations, warranties, covenants and agreements shall survive as to such claim until the claim has been finally resolved.

SECTION 9.6    Payment of Losses.
(a)    No later than ten Business Days following the final determination of the amount of any Losses payable to any Buyer Indemnified Party in accordance with this Article IX and subject to Section 9.8, Buyer and the Stockholders’ Representative shall jointly direct the Escrow Agent in writing to release to Buyer, from the Indemnification Fund, the lesser of (i) the amount of such Losses and (ii) the then-remaining balance of the Indemnification Fund.
(b)    No later than ten Business Days following the final determination of the amount of any Losses payable to any Seller Indemnified Party in accordance with this Article IX, Buyer shall pay to such Seller Indemnified Party, in cash, by wire transfer of immediately available funds to an account designated in writing by such Seller Indemnified Party, the amount of such Losses.
SECTION 9.7    Treatment of Indemnification Payments. For all Tax purposes, the parties hereto agree to treat any indemnity payment under this Agreement as an adjustment to the Aggregate Merger Consideration unless a final determination of a Tax Authority provides otherwise.
SECTION 9.8    R&W Insurance Policy. Notwithstanding anything herein to the contrary, (a) all claims by Buyer Indemnified Parties for any Losses under this Article IX, to the extent not satisfied by the Indemnification Fund and to the extent covered by the R&W Insurance Policy, shall be asserted against the R&W Insurance Policy and resolved in compliance with the procedures set forth in the R&W Insurance Policy, and (b) Buyer’s sole and exclusive remedy for any Losses under Section 9.1, except with respect to Intentional Fraud, shall be first, the Indemnification Fund, and second, the R&W Insurance Policy, and Buyer shall be permitted to be indemnified only from the Indemnification Fund for any amounts not acknowledged as covered and payable under the R&W Insurance Policy by the insurer within the timeframe for such acknowledgement set forth in the R&W Insurance Policy. Except as set forth in this Section 9.8, the Stockholders and Option Holders shall have no indemnification obligation to Buyer or Merger Sub with respect to Losses under this Article IX. Any objections by the provider under the R&W Insurance Policy for any indemnification claim brought by a Buyer Indemnified Party, as well as the resolution of any disputes related thereto, shall also proceed in accordance with the procedures set forth in the R&W Insurance Policy. Buyer agrees to pay the total premium and any related costs (including but not limited to Taxes, underwriting fees and broker fees and commissions associated with the R&W Insurance Policy) for the R&W Insurance Policy; provided, however, fifty percent (50%) of such premium and related costs shall be deemed Transaction Expenses and borne by the Company. Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and that Buyer’s failure or inability to obtain the R&W Insurance Policy shall not affect the Buyer’s and Merger Sub’s obligation to consummate the transactions contemplated hereunder.  In addition, Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy shall not materially impede or delay the Closing. From and after the Closing Date, Buyer shall not (and shall cause its Affiliates to not) amend the R&W Insurance Policy in a manner which would materially prejudice the Stockholders and other Seller Indemnified Parties without Stockholders’ Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the foregoing provision shall not be interpreted to in any way impair or diminish the right of Buyer or any other insured under the R&W Insurance Policy to pursue and obtain recovery for any Loss under the R&W Insurance Policy.
SECTION 9.9    No Duplication. Notwithstanding anything to the contrary in this Agreement or the Transaction Agreements, it is intended that the provisions of this Agreement will not result in any duplicative payment of any amount required to be paid under this Agreement (and the Buyer Indemnified Parties shall not be indemnified in respect of any amount to the extent such amount can be shown by the Stockholders’ Representative to have been included in the computation of the Closing Net Working Capital, Closing Cash, Closing Transaction Expenses, Closing Severance Amount or Adjusted Closing Indebtedness, in each case as finally determined in accordance with Section 3.3(c)), and this Agreement shall be construed accordingly.
SECTION 9.10    Specified Withdrawal Losses. Notwithstanding anything to the contrary herein, the following provisions shall apply to indemnification of the Buyer Indemnified Parties with respect to any Specified Withdrawal Loss pursuant to Section 9.1(h).
(a)    The Buyer Indemnified Parties may only seek indemnification for claims related to any Specified Withdrawal Loss pursuant to Section 9.1(h) and not pursuant to any other subsection of Section 9.1.
(b)    Buyer shall promptly notify (but in any event no later than five (5) Business Days) the Stockholder’s Representative upon receipt by Buyer, the Surviving Company or any of their Affiliates of a written assessment of withdrawal liability from the Specified Plan with respect to a complete or partial withdrawal within the meaning of ERISA Section 4203 or 4205 (as modified by ERISA Section 4208(d)(1), as applicable) that occurred prior to the Closing (the “Assessment”). Such notice provided by Buyer shall include a copy of the written assessment received from the Specified Plan.

(c)    If the Stockholders’ Representative requests the Buyer to do so in writing not later than ten (10) Business Days after its receipt of Buyer’s notice provided pursuant to Section 9.10(b) hereof, the Buyer shall and shall cause the Surviving Company and its Subsidiaries to take commercially reasonable measures to dispute or, subject to this paragraph, settle the Assessment, only if the Stockholders’ Representative advances all costs and expenses on the Buyer’s behalf including the payment of all Assessment amounts that are due and payable during the pendency of the settlement negotiations or dispute, with any Assessment amounts being satisfied by a release from the Specified Withdrawal Fund (and the Buyer and the Stockholders’ Representative hereby agree to provide joint instructions to the Escrow Agent to effect such release). In the event that following a dispute or settlement of an Assessment the Specified Plan refunds the Buyer or any of its Subsidiaries or Affiliates any amounts released from the Specified Withdrawal Fund, the Buyer shall, or shall cause its applicable Subsidiary or Affiliate to, deliver all such refunded amounts by wire transfer of immediately available funds to the account or accounts to be designated by the Stockholders’ Representative in writing as soon as reasonably practicable after receipt of such instructions from the Stockholders’ Representative. The Stockholders’ Representatives shall be entitled to participate in the dispute of such Assessment at its own expense and, to the extent that it wishes, to control the dispute of the Assessment at its sole cost and expense. If the Stockholders’ Representative elects to control the dispute, Buyer shall, and shall cause its Subsidiaries (including the Surviving Company) to, reasonably assist and cooperate with the Stockholders’ Representative and its counsel. Such assistance and cooperation will include providing reasonable access during normal business hours to information, records, personnel and documents relating to the Assessment and causing the Surviving Company to execute any documents or take any actions reasonably necessary to effectuate the Stockholders’ representative’s control of a dispute. If the Stockholders’ Representative elects to control the dispute, no compromise or settlement with respect to the Assessment may be effected by the Stockholders’ Representative without Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). If, however, the Stockholders’ Representative elects not to control the dispute, no compromise or settlement with respect to the Assessment may be effected by Buyer without the Stockholders’ Representative’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    The Buyer Indemnified Parties sole and exclusive source of recovery for any Specified Withdrawal Losses that are covered by the indemnification pursuant to Section 9.1(h) and this Section 9.10 shall be the Specified Withdrawal Fund.
(e)    The Deductible shall not apply to any Specified Withdrawal Losses.
(f)    Buyer shall not, and shall cause its ERISA Affiliates (including the Surviving Company) not to, take any actions intended to cause an Assessment to be delivered or a Specified Withdrawal Loss to occur. Buyer hereby agrees not to perform any work following the Closing in the jurisdiction of the agreement referenced in Section 4.8(a)(ii) of the Disclosure Schedule, unless such work is performed in connection with an obligation to make contributions to the Specified Plan. In the event that Buyer takes any action prohibited by this Section 9.10(g), the indemnification provided pursuant to Section 9.1(h) and this Section 9.10 shall not be available.
ARTICLE X
STOCKHOLDERS’ REPRESENTATIVE
SECTION 10.1    Stockholders’ Representative.
(a)    Appointment. Each Stockholder (other than a holder of Dissenting Shares) and Option Holder constitutes and appoints the Stockholders’ Representative to act as such Person’s representative under this Agreement and the Escrow Agreement, with full authority to act on behalf of, and to bind, each such Person for purposes of this Agreement and the Escrow Agreement, and the Stockholders’ Representative hereby accepts such appointment. The Stockholders’ Representative shall have full power and authority to represent all of such Persons and their successors with respect to all matters arising under this Agreement and the Escrow Agreement and all actions taken by the Stockholders’ Representative hereunder or thereunder shall be binding upon all such holders and their successors as if expressly confirmed and ratified in writing by each of them. The Stockholders’ Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement or the Escrow Agreement for and on behalf of such Persons, as fully as if such holders were acting on their own behalf, including dealing with Buyer, the Surviving Company, the Paying Agent and the Escrow Agent under this Agreement or the Escrow Agreement with respect to all matters arising hereunder or thereunder, taking any and all other actions specified in or contemplated by this Agreement or the Escrow Agreement, and engaging counsel, accountants or other Stockholders’ representatives, in connection with any of the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority to effect and interpret all the terms and provisions of this Agreement (including the determination of the Adjustment Amount, the prosecution, defense or settlement of any claims for indemnification under Article IX and the authorization of disbursements and payments in accordance with the terms of this Agreement) or the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such holders and their successors.
(b)    Indemnification of the Stockholders’ Representative. The Stockholders’ Representative may act upon any instrument or other writing believed by the Stockholders’ Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement or the Escrow Agreement, except for its own willful default or gross negligence. The Stockholders’ Representative shall be, and hereby is, indemnified and held harmless by each Stockholder (other than a holder of Dissenting Shares) and Option Holder, up to a maximum amount equal to such Stockholder’s or Option Holder’s Pro Rata Portion, from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Stockholders’ Representative as a result of the Stockholders’ Representative’s performance of its duties under this Agreement or the Escrow Agreement; provided, that the Stockholders’ Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Stockholders’ Representative as a result of its own willful default or gross negligence.
(c)    Reasonable Reliance. In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Stockholder (other than a holder of Dissenting Shares), Option Holder, Buyer, the Paying Agent or the Escrow Agent. The Stockholders’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
(d)    Attorney-in-Fact.
(i)    The Stockholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder (other than a holder of Dissenting Shares) and Option Holder with full power in their name and on their behalf to execute and act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the Escrow Agreement. Such appointment shall be deemed to be a power coupled with an interest.
(ii)    This power of attorney and all authority hereby conferred is granted and shall be irrevocable, subject to replacement of the Stockholders’ Representative pursuant to Section 10.1(f), and shall not be terminated by any act of any Stockholder (other than a holder of Dissenting Shares) or Option Holder by operation of Law, whether by such holder’s death, disability, protective supervision or any other event.
(iii)    Each Stockholder (other than a holder of Dissenting Shares) and Option Holder waive any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement or the Escrow Agreement.
(iv)    Notwithstanding the power of attorney granted in this Section 10.1, no agreement, instrument, acknowledgment or other act or document shall be ineffective by reason only of a Stockholder (other than a holder of Dissenting Shares) or an Option Holder having signed or given such act or document directly instead of the Stockholders’ Representative.
(e)    Liability. If the Stockholders’ Representative is required to determine the occurrence of any event or contingency, the Stockholders’ Representative may request from any Stockholder (other than a holder of Dissenting Shares) and Option Holder, or any other Person, such reasonable additional evidence as the Stockholders’ Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any Stockholder (other than a holder of Dissenting Shares) and Option Holder, and the Stockholders’ Representative shall not be liable to any such holder for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it. Notwithstanding any other provision of this Agreement or any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement, in no event shall the Stockholders’ Representative be liable to Buyer, Merger Sub, the Company, the Surviving Company or any of their respective Representatives or Affiliates.
(f)    Successor Representatives. The Stockholders’ Representative shall designate one or more Persons to serve as successor Stockholders’ Representatives in the event of its death, incapacity, bankruptcy or dissolution, which Person or Persons shall in such event succeed to and become vested with all the rights, powers, privileges and duties of the Stockholders’ Representative under this Agreement. Each successor Stockholders’ Representative shall designate one or more Persons to serve as successor Stockholders’ Representatives in the event of such successor Stockholders’ Representative’s death, incapacity, bankruptcy or dissolution.

SECTION 10.2    Expenses of the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to withdraw cash amounts held in the account containing the Stockholders’ Expense Amount in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing under this Agreement and the Escrow Agreement. In the event that the Stockholders’ Expense Amount is insufficient to cover the fees and expenses incurred by the Stockholders’ Representative in performing under this Agreement and the Escrow Agreement, first, the Stockholders’ Representative shall be entitled to be paid out of the Escrow Fund prior to any payments made out of such fund for the benefit of the Preferred Stockholders, and second, each of the Stockholders and Option Holders shall be obligated to pay their share of any such deficiency, which share shall be determined by multiplying (i) the amount of such deficiency by (ii) each such holder’s Pro Rata Portion.
ARTICLE XI
TERMINATION
SECTION 11.1    Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of the Company and Buyer.
SECTION 11.2    Termination by Either Buyer or the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by action of either Buyer or the Company if (a) any order, decree, ruling or other non-appealable final action has been issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger, or (b) the Merger shall not have been consummated by November 30, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.2 shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.
SECTION 11.3    Termination by the Company. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by the Company:
(a)    if the Company is not in breach of any representation, warranty, covenant or other agreement of it under this Agreement such as would cause a condition set forth in Section 8.2(a) to be incapable of being satisfied and there is a breach by Buyer or Merger Sub of any representation, warranty, covenant or other agreement of them contained in this Agreement and such breach has not been cured within thirty (30) days after written notice thereof to Buyer, or such breach cannot be cured, and would cause a condition set forth in Section 8.3(a) to be incapable of being satisfied; or
(b)    if: (i) all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied at the Closing), (ii) the

Company has sent written notice to Buyer confirming that the Company stands ready, willing and able to consummate the Closing, and (iii) Buyer fails to consummate the transactions contemplated by this Agreement by the first date on which the Closing was required to occur pursuant to Section 2.2; provided that any termination of this Agreement pursuant to Section 11.2, 11.3(a) or 11.4 shall be deemed a termination pursuant to this Section 11.3(b) if prior to the time of such termination the conditions set forth in this Section 11.3(b) have been satisfied.
SECTION 11.4    Termination by Buyer. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by written notice given to the Company by Buyer, if Buyer is not in breach of any representation, warranty, covenant or other agreement of it under this Agreement such as would give cause a condition set forth in Section 8.3(a) to be incapable of being satisfied and (a) there is a breach by the Company of any representation, warranty, covenant or other agreement of it contained in this Agreement, and such breach has not been cured within thirty (30) days after written notice thereof to the Company, or such breach cannot be cured, and would cause a condition set forth in Section 8.2(a) to be incapable of being satisfied, or (b) if, within 24 hours after the execution and delivery of this Agreement, the Stockholder Written Consent shall not have been executed and delivered to the Company, with a copy to Buyer, duly adopting the resolutions contained therein.
SECTION 11.5    Effect of Termination and Abandonment.
(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article XI, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Section 11.5 and other than Section 6.5 (Public Announcements), Section 6.10 (Expenses), Article I and Article XII) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any Intentional Fraud or a Willful and Material Breach of this Agreement and Buyer shall remain liable for payment of the Termination Fee and other liabilities as provided in this Section 11.5. If this Agreement is terminated and the Merger is abandoned pursuant to this Article XI, all confidential information received by Buyer or its Representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
(b)    If this Agreement is terminated pursuant to Section 11.3 (including any termination deemed to be pursuant to Section 11.3), then Buyer shall, as promptly as reasonably practicable (and in any event within two (2) Business Days) following such termination, pay $5,750,000 (the “Termination Fee”) to the Company (or its designee(s)) by wire transfer of immediately available funds. If this Agreement is terminated in accordance with the first sentence of this Section 11.5(b) and the Company (or its designee(s)) shall receive full payment of the Termination Fee pursuant to this Section 11.5(b), the receipt of the Termination Fee, shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, suit, action or proceeding against Buyer or any of its Affiliates and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns (collectively, “Buyer Parties”) or, without limiting Section 12.13, any Financing Sources arising out of or in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination; provided that nothing in this Section 11.5(b) shall limit the right of the Company, its Subsidiaries or their Representatives (x) to bring or maintain any claim, suit, action or proceeding against Buyer or any Buyer Parties arising out of or in connection with any breach of the Confidentiality Agreement or (y) to be indemnified and reimbursed for expenses in accordance with Section 6.16(b). Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 11.5(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Buyer and the Company acknowledge and agree that (1) Buyer and the Company have expressly negotiated the provisions of this Section 11.5(b), (2) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the parties hereto to quantify the damages that may be suffered by the Company) the provisions of this Section 11.5(b) are reasonable, (3) the Termination Fee represents a good faith, fair estimate of the damages that the Company would suffer as a result of the termination of this Agreement and the failure of Buyer to acquire the Company, and (4) the Termination Fee shall be payable as liquidated damages (and not as a penalty) without requiring the Company or any other Person to prove actual damages.
(c)    Notwithstanding anything to the contrary in this Agreement (including this Section 11.5), under no circumstances will the Company, its Subsidiaries or any of their Affiliates be entitled to aggregate monetary damages or other monetary remedies for any losses, liabilities, expenses or damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or for any representation made or alleged to have been made in connection herewith, in any case, in excess of the sum of (i) the Termination Fee and (ii) all costs and expenses actually incurred or accrued by the Company or its Subsidiaries or their respective Representatives (including fees and expenses of counsel) in connection with their compliance with Section 6.16, in each case, subject to the limitations set forth in Section 11.5(b).
(d)    Notwithstanding this Section 11.5 or anything else in this Agreement to the contrary, but subject in all respects to Section 12.9(b), Buyer affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer obtain financing for or related to any of the transactions contemplated by this Agreement.
ARTICLE XII
MISCELLANEOUS
SECTION 12.1    Entire Agreement. This Agreement (including the annexes, exhibits and schedules hereto) and the Transaction Agreements set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, the Transaction Agreements and the agreements referred to or contemplated herein.
SECTION 12.2    Assignment and Binding Effect; No Third Party Beneficiaries. Except as set forth in Section 6.19, This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to assign this Agreement to (i) any Affiliate of Buyer or to (ii) to the Financing Sources or any other Person from which it or its Affiliates has borrowed money or obtained financing for collateral security purposes (provided that in the case of clause (i) or (ii) Buyer shall remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Except for the provisions set forth in Sections 6.6, 12.12 and 12.14, nothing in this Agreement is intended to, or shall be construed to, confer upon any other Person any rights or remedies hereunder.
SECTION 12.3    Notices. Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission or email (promptly followed by a hard-copy delivered in accordance with this Section 12.3), by overnight courier or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:
If to Buyer, Merger Sub or the Surviving Company:
DBM Global Inc.
3020 E. Camelback Rd., Suite 100
Phoenix, AZ 85016
Attention: Scott D. Sherman, Vice-President and General Counsel
Email: scott.sherman@dbmglobal.com

with a copy (which shall not constitute notice) to:
Paul Hastings LLP
200 Park Avenue
New York, NY 10166

Attention: Stefan dePozsgay@paulhastings.com
Email: stefandepozsgay@paulhastings.com
If to the Company or the Stockholders’ Representative:
c/o Charlesbank Capital Partners, LLC
200 Clarendon Street
54th Floor
Boston, MA 02116
Attention: Sam Bartlett and Stephanie Sullivan
with a copy (which shall not constitute notice) to:
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen A. Infante
Email: sinfante@cov.com
or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, sent by facsimile, overnight couriered or mailed.
SECTION 12.4    Amendment and Modification. This Agreement may only be amended, modified or supplemented at any time prior to the Effective Time by mutual agreement of Buyer, Merger Sub, the Company and the Stockholders’ Representative, except as provided in Section 251(d) of the DGCL; provided that no amendment or waiver to this Section 12.4 or Sections 11.5, 12.2, 12.5 12.6, 12.13 or 12.14 or defined term used therein (or to any other provision or definition of this Agreement to the extent that such amendment or waiver would modify the substance of any such foregoing Section or defined term used therein) that is material and adverse to any Financing Source shall be effective as to such Financing Source without the written consent of the Lead Arranger. Any amendment, modification or revision of this Agreement and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto.
SECTION 12.5    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws thereof. Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Financing Source in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by and construed in accordance with the law of the State of New York.

(b)    For purposes of this Agreement, each of the parties hereto hereby (i) consents to service of process in any legal action, suit or proceeding among the parties to this Agreement arising in whole or in part under or in connection with the negotiation, execution and performance of this Agreement in any manner permitted by the laws of the State of Delaware, (ii) agrees that service of process made in accordance with this Section 12.5 or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.3, will constitute good and valid service of process in any such legal action, suit or proceeding, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such legal action, suit or proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or a federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of improper venue or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Notwithstanding anything to the contrary contained herein, each party hereto hereby submits itself to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof with respect to any suit, action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and hereby agrees that it will not bring or support any such suit, action or proceeding in any other forum.
SECTION 12.6    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT, THE FINANCING OR THE COMMITMENT LETTER OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
SECTION 12.7    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.
SECTION 12.8    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
SECTION 12.9    Specific Performance.
(a)    Subject to Section 12.9(b), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 12.9(b), Buyer, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, including the right of the Company to cause Buyer to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Subject to Section 12.9(b), each of the parties hereby waives (i) any defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the other party prior to the Termination Date, the Termination Date shall automatically be extended for so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.
(b)    Notwithstanding anything herein to the contrary, including the provisions of Section 12.9(a), the right of the Company to obtain an injunction, specific performance or other equitable relief, with respect to the obligation of Buyer to effect the Closing, shall only be available in the event that: (i) all conditions to the Closing set forth in Sections 8.1 and 8.2 have been satisfied or waived at the time when the Closing would have occurred pursuant to the terms hereof (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied or waived at the Closing); (ii) the Financing has been funded or will be funded in accordance with the terms of the Commitment Letter at or prior to the Closing; and (iii) the Company has irrevocably confirmed in a written notice to Buyer that: (A) all conditions to the Closing set forth in Sections 8.1 and 8.3 have been satisfied or that the Company is willing to waive any unsatisfied conditions (other than those conditions which by their terms or nature are to be satisfied by performance at the Closing, provided that such conditions would be satisfied or waived at the Closing), and (B) if specific performance is granted and the Financing is funded, then the Company is ready, willing and able to consummate the Closing.  For the avoidance of doubt, the Company may pursue a grant of specific performance as expressly permitted by this Section 12.9(b) and the payment of the Termination Fee by Buyer, but under no circumstances shall Buyer be obligated to both specifically perform the terms of this Agreement and pay the Termination Fee in accordance with Section 11.5(b).
SECTION 12.10    Mutual Drafting. The parties hereto acknowledge that they are sophisticated parties and have been represented by legal counsel throughout the negotiation and drafting of this Agreement and the transactions contemplated hereby, and that the terms of the provisions hereof have been carefully negotiated by such legal counsel. Accordingly, the parties hereto hereby agree that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should not be applied to this Agreement or any agreement or instrument executed in connection herewith, and each party hereto hereby waives the application thereof.
SECTION 12.11    Disclosure Schedule. The representations and warranties contained in Article IV are qualified by reference to the disclosures as are specifically set forth in the appropriate section, subsection or subclause of the Disclosure Schedule attached hereto. Buyer and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company under this Agreement, and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that (A) headings have been inserted on sections of the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedule, (B) cross references that may be contained in sections of the Disclosure Schedule to other sections of the Disclosure Schedule are not all-inclusive of all disclosures contained on such referenced sections of the Disclosure Schedule, and (C) information contained in various sections of the Disclosure Schedule may be applicable to other sections of the Disclosure Schedule; accordingly, every matter, document or item referred to, set forth or described in one section of the Disclosure Schedule shall be deemed to be disclosed under each and every part, category, heading or subheading of such section and all other sections of the Disclosure Schedule and shall be deemed to qualify the representations and warranties of the Company in this Agreement, to the extent such matter, document or item may apply if (x) a cross-reference to such other section of the Disclosure Schedule is made, or (y) it is reasonably apparent on the face of such disclosure that the disclosed matter, document or item would relate to other representations or warranties or the matters covered thereby.
SECTION 12.12    Provisions Respecting Representation of the Company. Each of Buyer, Merger Sub, the Company and the other parties hereto hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholders, officers, employees and Affiliates, that Covington & Burling LLP and any other legal counsel representing the Company or any of its Subsidiaries prior to the Closing (each, a “Prior Company Counsel”) may serve as counsel to any of the Stockholders’ Representative, Principal Stockholder, other Stockholders, Option Holders, and any of each such Person’s respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, any Prior Company Counsel may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from such representation. Buyer further agrees, on its own behalf and on behalf of its Affiliates, including the Surviving Company and its Subsidiaries following the Closing, that in the event the Stockholders’ Representative assumes the defense of a Third Party Claim brought against any Buyer Indemnified Party (including the Surviving Company or any of its Subsidiaries) in accordance with Section 9.3, notwithstanding that any Prior Company Counsel may be representing the Company and its Subsidiaries in connection with such Third Party Claim, Buyer waives any claim of conflict of interest with respect to any Prior Company Counsel’s representation of the Seller Group in connection with any dispute between Buyer and the Stockholders’ Representative or any member of the Seller Group, including in connection with disputes under this Agreement. Each of Buyer, Merger Sub and the Company hereby irrevocably acknowledges and agrees that all privileged communications prior to the Closing between the Company and its Subsidiaries or the Seller Group, on the one hand, and their external legal counsel, including any Prior Company Counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby, or any matter relating to any of the foregoing, are privileged communications between the Company, its Subsidiaries and the Seller Group and such counsel (collectively, the “Privileged Communications”) and belong solely to the Seller Group, and from and after the Closing none of the Surviving Company, its Subsidiaries, Buyer or any Person purporting to act on behalf of or through the Surviving Company or its Subsidiaries shall seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through any other means. To the extent that files in respect of any Privileged Communications constitute client property, only the Seller Group shall hold such property rights. As to any such Privileged Communications prior to the Closing Date, Buyer, Merger Sub, the Company, and each of its Subsidiaries together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties hereto after the Closing. This Section 12.12 is for the benefit of the Seller Group and each Prior Company Counsel, and the Seller Group and each Prior Company Counsel are express third party beneficiaries of this Section 12.12.  This Section 12.12 shall be irrevocable, and no term of this Section 12.12 may be amended, waived or modified, without the prior written consent of each of the Seller Group and each Prior Company Counsel affected thereby.
SECTION 12.13    Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company and the Stockholders’ Representative (on behalf of themselves, their respective Affiliates, each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof and the Stockholders) (i) hereby waives any claims or rights against any Financing Source relating to or arising out of this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Financing Source by or on behalf of the Company or the Stockholders’ Representative or any of their respective Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof or the Stockholders in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company or the Stockholders’ Representative in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby.
SECTION 12.14    Financing Sources as Third-Party Beneficiaries. Notwithstanding anything to the contrary contained herein, each Financing Source is intended to be, and shall be, an express third-party beneficiary of this Section 12.14 and Sections 11.5, 12.2, 12.4, 12.5 12.6 and 12.13.

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.
DBM GLOBAL INC.

By:	/s/ James Rustin Roach Name: James Rustin Roach Title: CEO and President

Signature Page to Agreement and Plan of Merger

DBM MERGER SUB, INC.

By:	/s/Michael Hill Name: Michael Hill Title: President

Signature Page to Agreement and Plan of Merger

DBM GLOBAL INC.

By:	Name: Title:
DBM MERGER SUB, INC.

By:	Name: Title:
CB-HORN HOLDINGS, INC.
By:    /s/Brent Smith
          Name: Brent Smith
          Title: President and Chief Executive Officer
STOCKHOLDERS’ REPRESENTATIVE:

CHARLESBANK EQUITY FUND VI, LIMITED PARTNERSHIP, solely as the Stockholders’ Representative under this Agreement
By:     Charlesbank Equity Fund VI GP,
Limited Partnership, its General Partner

By:     Charlesbank Capital Partners, LLC, its
           General Partner
By:
    Name: Samuel P. Bartlett
    Title: Managing Director

Signature Page to Agreement and Plan of Merger

DBM GLOBAL INC.

By:	Name: Title:
DBM MERGER SUB, INC.

By:	Name: Title:
CB-HORN HOLDINGS, INC.

By:	Name: Brent Smith Title: President and Chief Executive Officer
STOCKHOLDERS’ REPRESENTATIVE:

CHARLESBANK EQUITY FUND VI, LIMITED PARTNERSHIP, solely as the Stockholders’ Representative under this Agreement
By:     Charlesbank Equity Fund VI GP,
Limited Partnership, its General Partner

By:     Charlesbank Capital Partners, LLC, its
           General Partner
By:    /s/ Samuel P. Bartlett
    Name: Samuel P. Bartlett
    Title: Managing Director

Signature Page to Agreement and Plan of Merger